Exhibit 10.3

Share Purchase Agreement

Among

ParaZero Technologies Ltd. (the “Company”)

and

Delta Drone International Ltd (ACN 618 678 701) (the “Seller”)

and

L.I.A Pure Capital Ltd. and additional entities on its behalf as listed in Exhibit A
(each an “Acquiror” and collectively, the “acquirers”)

Dated

January 28, 2022

TABLE OF CONTENTS

ARTICLE 1 Certain Definitions		1
ARTICLE 2 The Share Purchase		9
2.1	Purchase and Sale of Shares	9
2.2	Share Purchase Consideration.	9
2.3	Withholding; Certain Tax Matters.	9
2.4	Further Assurances	10
ARTICLE 3 Representations and Warranties of each of the Company and the Seller		11
3.1	Organization and Good Standing	11
3.2	Subsidiaries	11
3.3	Power, Authorization and Validity	11
3.4	Capitalization of the Company.	13
3.5	No Conflict.	14
3.6	Taxes.	14
3.7	Company Financial Statements.	16
3.8	Intellectual Property.	18
3.9	Employees	23
3.10	Organization; Power and Capacity.	25
3.11	Enforceability; Noncontravention.	25
3.12	Title to Shares.	26
3.13	Litigation.	26
3.14	Solvency.	26
3.15	Australian Securities Exchange Ltd. and Reports.	26
3.16	Representations Complete.	26
ARTICLE 4 Representations and Warranties of Acquiror		27
4.1	Organization and Standing.	27
4.2	Authority; Noncontravention.	27
4.3	Available Financing.	27
4.4	Disclosure of Information.	27

- i -

ARTICLE 5 Company and Seller Covenants		28
5.1	No Solicitation.	28
5.2	Non-Competition; Non-Solicitation.	29
5.3	Advice of Changes.	30
5.4	Maintenance of Business.	30
5.5	Regulatory Approvals.	33
5.6	Necessary Consents.	33
5.7	Litigation.	33
5.8	Access to Information; Confidentiality.	33
5.9	Closing Financial Certificate and Spreadsheet.	34
5.10	Tax Matters.	34
5.11	Satisfaction of Conditions Precedent.	34
5.12	Release.	34
5.13	D&O Insurance/Run-Off Policy	35
ARTICLE 6 Acquiror Covenants		35
6.1	Advice of Changes.	35
6.2	Satisfaction of Conditions Precedent.	35
ARTICLE 7 Closing Matters		35
7.1	The Closing.	35
7.2	Payment Procedures.	35
7.3	Company Net Working Capital Adjustment.	36
ARTICLE 8 Conditions to Obligations of the Company		37
8.1	Accuracy of Representations and Warranties.	37
8.2	Covenants.	37
8.3	Compliance with Law; No Legal Restraints.	38
8.4	Government Consents.	38
8.5	Escrow Agreement.	38
8.6	Supply Agreement.	38
8.7	Warrant.	38
ARTICLE 9 Conditions to Obligations of Acquirers		38
9.1	Accuracy of Representations and Warranties.	38
9.2	Covenants.	38
9.3	No Material Adverse Change.	38
9.4	Compliance with Law; No Legal Restraints; No Litigation.	38
9.5	Government Consents.	39
9.6	Employment Matters.	39
9.7	Requisite Company Shareholder Approval.	39
9.8	Shareholders’ Register.	39
9.9	Receipt of Closing Deliveries.	39

- ii -

ARTICLE 10 Termination of Agreement		40
10.1	Termination by Mutual Consent.	40
10.2	Unilateral Termination.	40
10.3	Effect of Termination.	41
10.4	For the avoidance of doubt	41
ARTICLE 11 Escrow, Survival Indemnification and Remedies		41
11.1	RESERVED	41
11.2	At the Closing	41
11.3	Subject to terms further elaborated under the Escrow Agreement	42
11.4	Survival of Representations and Warranties.	42
11.5	If the Share Purchase is consummated	42
11.6	Agreement to Indemnify.	43
11.7	Limitations.	44
11.8	Notice of Claim.	45
11.9	Defense of Third-Party Claims.	47
11.10	Resolution of Notice of Claim.	48
11.11	Treatment of Indemnification Payments.	49
11.12	Acquiror Representative.	49
ARTICLE 12 Miscellaneous		50
12.1	Governing Law; Jurisdiction.	50
12.2	Assignment; Binding Upon Successors and Assigns.	50
12.3	Severability.	50
12.4	Counterparts.	50
12.5	Other Remedies.	50
12.6	Amendments and Waivers.	51
12.7	Expenses.	51
12.8	Notices.	51
12.9	Interpretation; Rules of Construction.	52
12.10	Third Party Beneficiary Rights.	53
12.11	Public Announcement.	53
12.12	Confidentiality.	53
12.13	Legal Representation.	53
12.14	Entire Agreement.	53

- iii -

Execution Copy

This Share Purchase Agreement (this “Agreement”) is made and entered into as of January 28, 2022 (the “Agreement Date”) by and among Delta Drone International Ltd. (ACN 618 678 701), an Australian corporation (“Seller”), ParaZero Technologies Ltd., a company organized under the laws of Israel (the “Company”), L.I.A Pure Capital Ltd., a company organized under the laws of Israel (“Pure and/or an “Acquiror”), and additional entities/individuals as listed in Exhibit A (each an “Acquiror” and together with Pure, the “Acquirers”).

Recitals

A.	The Seller alone holds 100% of the Company Share Capital and desires to accept an offer by Acquirers to purchase all Company Shares on the terms and subject to the conditions set forth in this Agreement.

B.	Upon the terms and subject to the conditions set forth in this Agreement, the Acquirers desire to purchase from the Seller all Company Share Capital owned by Seller free and clear from all Encumbrances (the “Share Purchase”), and Seller desires to sell, assign, transfer and deliver to the Acquirers all Company Share Capital owned by Seller free and clear from all Encumbrances, all pursuant to and in accordance with the terms of this Agreement.

C.	Prior to the date hereof, the Seller, Company and each of the Acquirers have entered into that certain Paying Agent Agreement, and the Acquirers have transferred to an account managed by the Paying Agent the amount equal to the Closing Consideration known to the Parties on the execution date of the Paying Agent Agreement.

D.	Seller, Acquirers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions.

Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
Certain Definitions

As used in this Agreement, the following terms shall have the meanings set forth below.

“Acquisition Proposal” means with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by either of the Acquirers), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from the Seller, by any Person, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Seller immediately preceding such transaction hold securities representing less than 100% of the total outstanding voting securities of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practices), acquisition, or disposition of any part of the consolidated assets of the Company in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend or distribution, whether of cash or other property, or (iv) any other transaction outside of the ordinary course of the Company Business the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Share Purchase.

“Action” means any action, suit, litigation, arbitration, mediation, proceeding, claim, complaint, allegation, demand, charge, grievance, prosecution, investigation, inquiry, hearing, audit, examination or subpoena (whether (i) civil, criminal, administrative, judicial, investigative or appellate, (ii) formal or informal, (iii) public or private, or (iv) at law or at equity) commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Adjustment Escrow Amount” means A$100,000.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person; “control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.

“Applicable Law” means, with respect to any Person, any applicable federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, extension order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and applicable to such Person and any Orders applicable to such Person or to any of its assets, properties or business.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which commercial banks are open for business in the State of Israel and/or in the Commonwealth of Australia, respectively.

“Charter Documents” means the Company’s Articles of Association, as existing on the Agreement Date.

“Closing” means the closing of the Transactions.

“Closing Balance Sheet” means the Company’s balance sheet as of January 14th, 2021.

“Closing Date” means three Business Days after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 (excluding conditions that, by their terms, are intended to be satisfied on the Closing Date, which conditions shall be capable of being satisfied on the Closing Date).

“Closing Consideration” means an amount in cash equal to (i) A$6,000,000 less (ii) all Company Debt that remains unpaid as of the Closing Date, plus (iii) the Company Cash Surplus, if any, less (iv) the Company Cash Shortfall, if any, less (v) the aggregate amount of Transaction Expenses that remain unpaid as of the Closing (whether or not incurred as of the Closing), plus (vi) the Closing Net Working Capital Surplus, if any, less (vii) the Closing Net Working Capital Shortfall, if any.

“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Company Net Working Capital as set forth in the Company Closing Financial Certificate.

“Closing Net Working Capital Surplus” means the amount, if any, by which the Company Net Working Capital as set forth in the Company Closing Financial Certificate exceeds the Closing Net Working Capital Target.

“Closing Net Working Capital Target” means US $360,000.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Section 9.9 and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Business” means drone safety technology systems, as presently conducted.

“Company Cash” means the aggregate amount of the Company’s unrestricted cash and cash equivalents on hand as of the Closing Date calculated in accordance with IFRS and as set forth in the Closing Balance Sheet.

“Closing Cash Shortfall” means the amount, if any, by which the Company Cash Target exceeds Company Cash as set forth in the Company Closing Financial Certificate.

“Closing Cash Surplus” means the amount, if any, by which the Company Cash as set forth in the Company Closing Financial Certificate exceeds the Cash Target.

“Closing Cash Target” means US $0.

“Company Closing Financial Certificate” means a certificate executed by an executive officer of the Company reflecting the Company’s best estimation as of the Closing Date, dated as of the Closing Date, certifying, as of January 14, 2022, (i) the amount of Company Net Working Capital (including (A) the Closing Balance Sheet (B) an itemized list of each element of the Company’s consolidated current assets included therein and (B) an itemized list of each element of the Company’s consolidated current liabilities included therein), (ii) an itemized list of each item of Company Debt that remains unpaid as of January 14, 2022 with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed, (iii) an aggregate amount of Company Cash, (iv) the amount of any Transaction Expenses that are unpaid as of the January 14, 2022 (whether or not incurred as of January 14, 2022) and (v) that the Closing Balance Sheet, which shall be attached as an exhibit, has been prepared in accordance with IFRS on a consistent basis with the Company Balance Sheet.

“Company Debt” means, without duplication, as of January 14, 2022: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise including towards government agencies (including, for the removal of doubt the full amount of royalty payments due to the Israeli Innovation Authority on account of sales by the Company during 2021), (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (iv) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, and (iv) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (v) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, and (vi) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, and (vii) all employee benefit obligations, salaries, liabilities for vacation, paid time off and performance or other bonuses accrued by or for the Company’s employees, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vii) appertaining to third parties.

“Company Net Working Capital” means (i) the Company’s consolidated total current assets as of January 14, 2022 (as defined by and determined in accordance with IFRS as applied in the Company Balance Sheet) less (ii) the Company’s consolidated total current liabilities as of January 14, 2022 (as defined by and determined in accordance with IFRS as applied in the Company Balance Sheet). For purposes of calculating Company Net Working Capital, (x) the Company’s consolidated total current assets shall (regardless of whether they would be treated as a current asset under IFRS as applied in the Company Balance Sheet) exclude (A) Company Cash, and (B) deferred Tax assets and (y) the Company’s consolidated total current liabilities shall (regardless of whether they would be treated as a current liability under IFRS as applied in the Company Balance Sheet) (A) include, without duplication, (1) all deferred revenue, (2) all Pre-Closing Taxes, and any other Liabilities of the Company for Taxes as of January 14, 2022 (including, for clarity, Taxes arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions (except any Taxes included in the definition of “Transaction Expenses”) whether or not such Liabilities for Taxes would be then due and payable), (B) exclude (1) all Company Debt and (2) all Transaction Expenses, in each case included in the calculation of Total Consideration.

“Company Shares” means the Company Ordinary Shares with a nominal value of NIS 0.01.

“Company Share Capital” means the issued and outstanding share capital of the Company.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, adverse claim, restriction, infringement, interference, option, right of first refusal, preemptive right, community property interest or other encumbrance or restriction of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“Escrow Agent” means IBI Trust Management.

“Escrow Amount” means A$900,000.

“Fully-Diluted Company Shares” means the sum, without duplication, of (i) the aggregate number of shares of Company Share Capital that are issued and outstanding immediately prior to the Closing, and (ii) the aggregate number of shares of Company Shares issuable upon the exercise or settlement of the vested Company options or other direct or indirect rights to acquire shares of Company Share Capital that are issued and outstanding immediately prior to the Closing.

“IFRS” means the International Financial Reporting Standards applied on a consistent basis.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, and any court or other tribunal), or (iv) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as amended, and any rules and regulations promulgated thereunder.

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all industrial and intellectual property rights and all intangible rights associated therewith, throughout the world, including (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, Technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, (iii) all rights in industrial designs and any registrations and applications therefor, (iv) all rights in trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (v) all rights in Internet domain name registrations, Internet and World Wide Web URLs or addresses, (vi) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (vii) all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (viii) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data, (ix) all rights in schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, (x) all rights in hardware development tools, prototypes, breadboards and other devices, (xi) all rights in databases and data collections, (xii) all rights in moral and economic rights of authors and inventors, however denominated, and (xiii) any similar or equivalent rights to any of the foregoing.

“Israeli Law” means Israeli Applicable Law.

“ITA” means the Israeli Tax Authority.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter (after reasonable inquiry) of the Seller.

“Liability” means any debt, obligation, duty or liability of any nature (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary), including any such debt, obligation, duty or liability arising under any Applicable Law, Contract or Action, regardless of whether any such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with IFRS, including the notes thereto, or is immediately due and payable.

“Material Adverse Change” when used in connection with an Entity means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by such Entity in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, is or is reasonably likely to: (i) be materially adverse in relation to the near-term or longer-term condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of such Entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such Entity’s ability to perform any obligation under or otherwise consummate the Transactions, including those contemplated by this Agreement or any Company Ancillary Agreement or Acquiror Ancillary Agreement in accordance with its terms and Applicable Laws, except, in each case, to the extent that any such change, event, condition or effect does not result from (A) changes in general economic or financial market conditions (including with respect to each Acquirer, changes in the Acquirer’s or any of its Affiliate’s stock price) (provided that such changes do not affect such Entity disproportionately as compared to such Entity’s competitors), (B) changes generally affecting the industry in which such Entity operates (provided that such changes do not affect such Entity disproportionately as compared to such Entity’s competitors), (C) any acts of terrorism, military action or war, (D) changes or developments in Applicable Law or GAAP or IFRS (provided that such changes do not affect such Entity disproportionately as compared to such Entity’s competitors), (E) the impact of the announcement, existence or pendency of the transactions contemplated by this Agreement, including but not limited to, the impact thereof on (1) any resulting actions of competitors of the Entity, (2) any resulting shortfalls or declines in revenue, margins or profitability of the Entity, and (3) the Entity’s relationship with their suppliers, customers or prospective customers attributable thereto; provided further that the impact of Coronavirus (COVID-19) shall not be taken into consideration in determining whether a Material Adverse Change has occurred.

“Order” means any written order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“ordinary course of business” means any action taken by a Person if such action is materially consistent with such Person’s past practices and is taken in the ordinary course of such party’s normal day to day operations.

“Paying Agent” means IBI Trust Management.

“Paying Agent Agreement” means the Paying Agent Agreement dated January 17, 2022 by the Acquirers, the Seller and the Paying Agent attached hereto as Schedule 7.2.

“Per Share Closing Consideration” means the average price per share calculated as follows: (i) the Closing Consideration divided by (ii) the Fully-Diluted Company Shares.

“Per Share Total Consideration” means average price per share calculated as follows: (i) the Total Consideration divided by (ii) the Fully-Diluted Company Shares.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Authority.

“Pre-Closing Taxes” means any (i) Taxes of the Company and the Company Subsidiaries for a Taxable period (or portion thereof) ending on or prior to January 14, 2022 and (ii) any Taxes of any other Person for which the Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before January 14, 2022. For clarity, Pre-Closing Taxes includes any payroll taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of January 14, 2022. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) January 14, 2022, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre- Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including January 14, 2022and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on January 14, 2022. Any credits relating to a Taxable period that includes (but does not end on) January 14, 2022 shall be taken into account as though the relevant Taxable period ended on January 14, 2022.

“Securities Act” means the Securities Act of 1933, as amended.

“Spreadsheet” means a spreadsheet in form reasonably acceptable to Acquirers Representative , which spreadsheet shall be dated as of January 14, 2022 and shall set forth, as of January 14, 2022 and immediately prior to January 14, 2022, the following factual information relating to Seller: the address, e-mail addresses and taxpayer identification numbers and, bank information (including the respective bank name and number, branch name and address, swift number, account number and other wire transfer information), (ii) the number and type of shares of Company Share Capital held by Seller and, in the case of outstanding shares, the respective certificate numbers, (iii) the calculation of the Closing Consideration, Total Consideration, Fully-Diluted Company Shares, Per Share Closing Consideration and Per Share Total Consideration, (iv) the Escrow Amount and the Adjustment Escrow Amount, (v) the calculation of aggregate cash amounts payable to Seller pursuant to Section 2.2.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, state, local or foreign, net or gross income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, ad valorem, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, real property, personal property, share capital, social security, national health insurance, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, escheat assessments, duties, fees, levies or other governmental charges or assessment of any nature, whether disputed or not, including any interest, consumer price index linkage, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

“Tax Return” means any return, declaration, statement, form, report, estimate, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with a Tax Authority with respect to Taxes.

“Technology” means any or all of the following: (i) works of authorship including software programs, objects, modules, routines, algorithms, schematics, and architecture, whether in source code or executable code form, documentation (including programmers notes and annotations, technical and user documentation, specifications, manuals, instructions, designs, layouts, plans, drawings, bills of materials, net lists, and GDSII Files), (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names and trade dress, (vi) domain names, web addresses and sites, (vii) technology, methods and processes, algorithms and formulae, (viii) devices, prototypes, designs, specifications and schematics, and (ix) and all embodiments, representations and manifestations of any of the foregoing or any Intellectual Property Rights.

“Total Consideration” means an amount in cash equal to the Closing Consideration.

“Transaction/s” means the transactions contemplated under this Agreement.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company directly in connection with the Transactions, whether or not billed or accrued prior to or upon January 14th 2022, in any event, which have not been previously paid, including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, the fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons engaged by the Company or Sellers notwithstanding any earn-outs, escrows or other contingencies including all fees sue the Paying Agent and Escrow Agent in accordance with the Paying Agent Agreement and Escrow Agreement, and all fees and costs relating to the D&O/Run- Off policy, as set forth in Section 5.13 hereto, (iii) all bonuses or severance obligations (including statutorily mandated severance payments) owed by the Company to the Company’s directors, employees and/or consultants in connection with the Transactions that are unpaid as of the Closing (except in connection with any request of the Acquiror including request of the Acquiror to terminate engagements of employees and/or consultants by the Acquirer), (iv) the employer portion of any payroll taxes or other withholding obligations arising from payments described in clause (iii) of this definition, and not previously paid, and (v) any such fees, costs, expenses, payments and expenditures incurred by Sellers or Key Employees paid for or to be paid for by the Company; provided that Transaction Expenses shall be calculated to be inclusive of any VAT.

ARTICLE 2
The Share Purchase

2.1 Purchase and Sale of Shares. At the Closing, on the terms and subject to the conditions set forth in this Agreement, in consideration for the payments set forth in Section 2.2 below, the Seller, shall sell, assign, transfer and deliver to Acquirers, and Acquirers shall, on a several and not joint basis, purchase from the Seller, good and valid title to all of the Company Shares, free and clear from all Encumbrances. The allocation of the Company Shares and of the Closing Consideration between the Acquirers shall be as set forth under Annex A (the “Acquirers Allocation Table”).

2.2  Share Purchase Consideration.

(a) Company Capital Shares. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer and deliver to Acquirers at the Closing, and the Acquirers shall purchase from Seller, good and valid title to all of the Company Shares owned by Seller as of immediately prior to the Closing (as set forth on the Spreadsheet) free and clear of all Encumbrances, in exchange for the Closing Consideration.

(b) Adjustments. In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into capital shares), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the Agreement Date and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the Seller’s indemnification obligations under Article 11.

2.3  Withholding; Certain Tax Matters.

(a) The Escrow Agent and any Person acting on its behalf (each, a “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement and the Escrow Agreement to, or on behalf of, Seller such amounts as the Payor reasonably determines are required to be deducted or withheld therefrom or in connection therewith under any provision of state, local or foreign Tax law or under any other Applicable Law, including, without limitation, the Income Tax Ordinance, unless the Payor is provided, prior to the applicable payment date, with a valid certificate that exempts the Seller from Tax or implies a reduced Tax rate, in which case the Payor will withhold tax according to the tax rate provided in such certificate. To the extent such amounts were so deducted or withheld, such amounts shall be (A) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (B) timely remitted by the Payor to the applicable Governmental Authority. In the case of any amounts withheld, the withholding party shall promptly provide to the Seller written confirmation of the amount so withheld.

(b) Notwithstanding Section 2.3(a), with respect to Israeli Tax, any amount payable to Seller (excluding amounts held in the Escrow Fund) (in this section the “Payee”) under this Agreement at the Closing shall, at the request of Payee, be retained by the Paying Agent for the benefit of Payee for a period of up to 180 days from the Closing or an earlier date required in writing by Payee or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time no amount shall be withheld from amounts paid to the Paying Agent, except as provided below or as requested in writing by the ITA) and during which time, Payee may obtain (or, if one already exists, present to the Paying Agent) a valid certificate or ruling issued by the ITA specifically in regards to this Transaction in form and substance reasonably acceptable to Acquirers Representative: (A) exempting the Payor from the duty to withhold Israeli Taxes with respect to Payee, (B) determining the applicable rate of Israeli Taxes to be withheld from the payment due to Payee or (C) providing any other instructions regarding the payment or withholding with respect to the applicable portion of the consideration due to Payee (the “Qualified Withholding Certificate”). In the event that no later than three (3) Business Days prior to the Withholding Drop Date Payee submits to the Paying Agent a Qualified Withholding Certificate, the Paying Agent shall act in accordance with the provisions of such Qualified Withholding Certificate, subject to any deduction and withholding as may be reasonably required to be deducted and withheld under any provision of state, local or foreign Tax law (other than Israeli Tax law) and the balance of the payment that is not withheld shall be paid to Payee. If Payee: (A) does not provide the Paying Agent with a Qualified Withholding Certificate no later than three Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release the amounts held by the Paying Agent to Payee, prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the amounts payable to Payee, shall be calculated according to the applicable withholding rate (increased by interest plus linkage differences, as defined in Section 159A of the Israeli Income Tax Ordinance, for the period between the Closing and the time the relevant payment is made, and calculated in NIS based on a A$:NIS exchange rate at the Closing Date, as published by the Bank of Israel). Such amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release to Payee the balance of the amount due to Payee that is not so withheld, subject to any deduction and withholding as may reasonably be required to be deducted and withheld under any provision of state, local or foreign Tax law (other than Israeli Tax law). For the avoidance of doubt, in the absence of a Qualified Withholding Certificate which also applies to the Escrow Fund, the applicable amount to be withheld from any amount deposited with the Paying Agent will be deducted, and delivered to the ITA as provided above. Any currency conversion commissions will be borne by the Seller and deducted from payments to be made to Seller.

(c) Each party hereto is relying solely on the advice of his, her or its own Tax advisors with respect to the Tax consequences of the Share Purchase.

2.4  Further Assurances. If, at any time before or after the Closing, the parties reasonably believe or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Share Purchase or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company, Acquirers, Seller and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to otherwise carry out the purposes and intent of this Agreement so long as such action is not inconsistent with this Agreement.

ARTICLE 3
Representations and Warranties of each of the Company and the Seller

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter addressed to Acquirers, dated as of the Agreement Date and delivered to Acquirers concurrently with the parties’ execution of this Agreement (the “Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception without reference to extrinsic documentation or independent knowledge on the part of the reader regarding the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by each of the Seller and the Company, severally and not jointly, under this Article 3), each of the Company and Seller, severally and not jointly, hereby represents and warrants to Acquiror as follows:

3.1  Organization and Good Standing. The Company is a company duly organized and validly existing under the laws of the State of Israel. The Company has the corporate power and authority to own, operate, and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to be material to the Company; without limiting the foregoing, the Company is so qualified or licensed and in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Letter. The Company has delivered to Acquiror true and complete copies of the Charter Documents, each as currently in effect, and is not in violation of its Charter Documents.

3.2  Subsidiaries. Except as set forth on Schedule 3.2 of the Company Disclosure Letter, the Company does not have, and since its inception has not had, any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in, or any loans to, any Entity.

3.3  Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the Company Ancillary Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The holder of 100% of the Company Share Capital have executed this Agreement and no further vote of the Company shareholders is required, including under the Charter Documents and Israeli law, as in effect at the time of such approval, in connection with the execution, delivery or performance of this Agreement by the Company or the Seller or the consummation of the Share Purchase and the other Transactions.

(b) Board Approval. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has approved this Agreement in accordance with the provisions of Israeli Law and the Charter Documents.

(c) No Consents. Except as set forth on Schedule 3.3(c) of the Company Disclosure Letter, no consent, approval, Order or authorization, release or waiver of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is necessary or is required to be made or obtained by or with respect to the Company to enable the Company to lawfully execute and deliver, enter into and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Share Purchase and the other Transactions (including the consent of any Person required to be obtained in order to keep the Contract between such Person and the Company in effect following the Share Purchase or to provide that the Company is not in breach or violation of any such Contract) (including, and in reliance on the assumption that Acquiror is not considered a monopoly for the purposes of Israeli Law, any filings and notifications as may be required to be made by the Company in connection with the Share Purchase under the Israeli Restrictive Trade Practices Law, 5748-1988, antitrust laws and other Applicable Law).

(d) Enforceability. This Agreement has been, and on the Closing Date the Company Ancillary Agreements will have been, duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, assuming the due execution and delivery by the other parties thereto and subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(e) Seller. This Agreement has been, and on the Closing Date the Escrow Agreement and Supply Agreement will have been, duly executed and delivered by the Seller. This Agreement, the Escrow Agreement are, or when executed by the Seller shall be, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, assuming the due execution and delivery by the other parties thereto and subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4  Capitalization of the Company.

(a) The authorized share capital of the Company, as of immediately prior to the Closing, consists solely of 10,000,000 Company Ordinary Shares, of which 1,671,280 Company Ordinary Shares, are issued and outstanding as of the Agreement Date. The Company holds no treasury shares. As of the Agreement Date, there are no other issued and outstanding shares of Company Share Capital and no outstanding commitments or Contracts to issue any shares of Company Share Capital including not under any outstanding Company options except as set forth in Schedule 3.4(a) of the Company Disclosure Letter. As of immediately prior to the Closing, the Seller is the only owner and registered owner of 1,671,280 Company Ordinary Shares which constitute as of the Agreement Date and shall constitute as of the Closing Date 100% of the issued and outstanding Fully-Diluted Company Shares. The number of such shares owned by Seller constitutes the entire interest of Seller in the issued and outstanding Company Share Capital or voting securities of the Company and no such shares shall be issued or outstanding as of the Closing Date that are not set forth above. All issued and outstanding shares of Company Share Capital have been duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any shares of Company Share Capital. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act, applicable Israeli securities law or the rules and regulations promulgated thereunder, any other Applicable Law or “blue sky” laws, any shares of Company Share Capital, any equity interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Share Capital were issued in compliance with all Applicable Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(b) Except as set forth in Schedule 3.4(b) of the Company Disclosure Letter, as of the Agreement Date, the Company has not reserved any Company Ordinary Shares for issuance to employees, non-employee directors and contractors whether pursuant to the Company option plan, or otherwise.

(c) No Other Rights. Except as set forth in Schedule 3.4(c) of the Company Disclosure Letter, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Share Capital or any securities or debt convertible into or exchangeable for Company Share Capital or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Charter Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding securities of the Company. The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company.

3.5  No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Share Purchase or any other transaction contemplated hereby or thereby, conflicts with, or (with or without notice or lapse of time, or both) results in a termination, acceleration, cancellation, breach, impairment or violation of, constitutes a default under, or results in the creation of any Encumbrance on any of the assets properties or rights of the Company pursuant to: (a) any provision of the Charter Documents or any resolution adopted by the Company Shareholders or the Board, each as currently in effect, (b) any Applicable Law, or (c) any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound. Neither the execution and delivery by the Company of this Agreement nor the consummation of the Share Purchase or the other Transactions shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company that would come into effect upon the completion of the Share Purchase and the other Transactions.

3.6  Taxes.

(a) Except as set forth in Schedule 3.6(a) of the Company Disclosure Letter, the Company has duly filed with the appropriate Tax Authorities all Tax Returns required to be filed by it prior to the Closing Date, has duly paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All such Tax Returns were complete and accurate and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company.

(b) The Company has delivered to Acquiror true, correct and complete copies, in all material respects, of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company, in each case, since fiscal year 2019.

(c) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date. The Company does not have any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.

(d) There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company that, to the knowledge of the Seller and Company, has been or is being conducted by a Tax Authority, and, to the knowledge of the Seller and the Company, there is no ground for any Tax controversy, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(f) The Company has complied in all material respects with all applicable Laws relating to the payment reporting and withholding of Taxes from payments made or deemed made to any Person and have duly withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Laws. The Company duly filed all withholding Tax Returns, for all Tax periods through and including the Closing Date. The Company is in material compliance with, and its records contain all applicable information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(g) The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company has complied, in all material respects, with all Applicable Laws concerning VAT, including with respect to the making on time of accurate returns and payments and the maintenance of records. The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and to the Company’s knowledge, there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and duly remitted to the relevant Taxing Authority all output VAT which it is required to collect and remit under any Applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under any Applicable Law.

(h) Neither the Company nor Seller is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(i) The Company does not and has never participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder. The Company does not and has never taken a tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance. The Company has never obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance.

(j) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(k) The Company is a resident for Tax purposes of its country of incorporation, organization or formation, and, the Company is not nor has it ever been subject to Tax in any country other than its country of incorporation by virtue of having employees, a permanent establishment or any other place of business in that country or by virtue of exercising management and control in such country.

(l) The Company has provided to Acquiror all material documentation relating to any Tax holidays or incentives applicable to the Company, including pursuant to applications made by the Company under the laws of the State of Israel, the period for which such Tax incentive applies, and the nature of such Tax incentive. The Company is in material compliance with all requirements for any applicable Tax holidays or incentives. The Company states that: (a) no claim or challenge has been made by any Tax authority with respect to the Company’s entitlement to such incentives; and (b) subject to receipt of the approvals required herein, consummation of the Transaction will not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed incentive.

(m) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement.

(n) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company. The Company has not requested or received any “taxation decision” (hachlatat misui) from the ITA.

(o) The Company does not own any interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Income Tax Ordinance, or other entity the income of which is required to be included in the income of the Company for Israeli Tax purposes.

(p) No independent contractor was considered as an employee of the Company by an applicable Tax Authority.

(q) There is no limitation on the utilization of any Tax attributes, Tax credits or similar items of the Company under any provision of Applicable Law, other than any such limitations resulting from the transactions contemplated by this Agreement.

(r) The Company did not receive final assessments of its Tax returns (“shumot sofiot”) since its incorporation.

3.7  Company Financial Statements.

(a) The Company has delivered to Acquiror its audited financial statements for the 12- month period ended December 31, 2020 and its unaudited, consolidated financial statements for the period ended November 30, 2021 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 3.7(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present, in all material respects, the financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) are true, correct and complete in all material respects, (v) were prepared in accordance with IFRS, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved and (vi) have been kept accurately in the ordinary course of business consistent in all material respects with Israeli Law. The transactions entered in the Financial Statements represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

(b) Except as set forth in Schedule 3.7(b) of the Company Disclosure Letter, the Company has no Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2020 and November 30, 2021 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course of business that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, and other than as set forth in Schedule 3.7(b) of the Company Disclosure Letter, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with IFRS consistently applied and are adequate. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

(c) Schedule 3.7(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

(d) Schedule 3.7(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.

(e) The accounts receivable of the Company (the “Accounts Receivable”) as reflected on Schedule 3.7(e) of the Company Disclosure Letter arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges, and to the knowledge of the Company the Accounts Receivable are collectible in the book amounts thereof within 90 days following the Agreement Date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with IFRS consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the date hereof and before the Closing Date, (i) arose or shall arise in the ordinary course of business, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are collectible in the book amounts thereof within 60 days following the Agreement Date, less allowances for doubtful accounts and warranty returns determined in accordance with IFRS consistently applied and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of the Seller and the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 3.7(e) of the Company Disclosure Letter sets forth, as of the Agreement Date, an aging of the Accounts Receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 3.7(e) of the Company Disclosure Letter sets forth, as of the Agreement Date, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(f) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with IFRS and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, the Company’s independent auditors and, to the knowledge of the Seller and the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. None of the Company, and, to the knowledge of the Seller and the Company, any Company Representative has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its or their internal accounting controls or any material inaccuracy in the financial statements of the Company. No attorney representing the Company, whether or not employed by the Company, has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or the Company Representatives or any of its officers, directors, employees or agents. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. There has been no change in the accounting policies of the Company since the Company’s inception, except as described in the Financial Statements.

3.8 Intellectual Property.

(a) The Company (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of all Company IP. “Company IP” means all Company-Owned IP and all other Intellectual Property used in the conduct of the Company Business. The Company IP is sufficient for the conduct of the Company Business. As used in this Agreement, “Company- Owned IP” means Intellectual Property that the Company owns or purports to own, or is licensed to the Company.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Share Purchase and the other Transactions will: (i) constitute a material breach of or default under any instrument, license or other Contract pursuant to which the Company grants to any third party any rights in, to, or under any Company IP (the “Outbound Company IP Agreements”) or pursuant to which the Company receives licenses in, to, or under any third- party Intellectual Property Rights or to use any third-party Technology (the “Inbound Company IP Agreements”), (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP, or (iii) materially impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company IP or portion thereof. Except as set forth on Schedule 3.8(b)(i) of the Company’s Disclosure Letter, there are no royalties, fees or other payments payable by the Company to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company IP by the Company and none shall become payable as a result of the consummation of the Transactions. After the Closing, all Company-Owned IP will be fully transferable, alienable or licensable by the Company and Acquiror without restriction and without payment of any kind to any third party (except (i) to the extent relating to restrictions which the Acquiror is independently subject to, or resulting specifically from the identity of the Acquirer, and (ii) any fees and/or approvals in connection to the Israel Innovation Authority (“IIA”) or the ITA). Other than pursuant to Outbound Company IP Agreements identified in Schedule 3.8(b)(ii) of the Company Disclosure Letter, the Company has not authorized or granted to any third party any rights to use or otherwise exploit any of the Company- Owned IP.

(c) Schedule 3.8(c) of the Company Disclosure Letter sets forth a list of each of the products and services currently produced, manufactured, marketed, licensed, sold, or distributed by the Company and each product and service currently under development by the Company (each, a “Company Product or Service”). Neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service (i) has violated or violates any Inbound Company IP Agreements, or (ii) directly or indirectly (including via contribution or inducement) has, to the Company’s knowledge, infringed or misappropriated, infringes or misappropriates or any Intellectual Property of any other party. There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company to exercise any Company IP, nor to the knowledge of the Company, is there any legitimate basis for any such claim, nor has the Company received any notice asserting that any Company IP or the proposed use, development, manufacture, sale, offering for sale, licensing, or distribution thereof directly or indirectly (including via contribution or inducement) conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor to the knowledge of the Company, is there any legitimate basis for any such assertion and the has not received any written notice or offer from any third party offering a license under any patents.

(d) Other than as set forth in Schedule 3.8(d) of the Company Disclosure Letter, none of the Company IP, the Company Products or Services, nor the Company is subject to any Action, Order, Contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company of any Company IP or any Company Product or Service, or which may affect the validity, use or enforceability of any Company-Owned IP or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(e) No current or former employee, consultant or independent contractor of the Company, to the Company’s knowledge: (i) has been or is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission, or (ii) has developed any Intellectual Property for the Company or during a period of time during which they were working for the Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Intellectual Property. Neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor subjects the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations of the Company to such third party.

(f) Other than as set forth in Schedule 3.8(f) of the Company Disclosure Letter, the Company has taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP and to preserve and maintain all the Company’s interests, proprietary rights and trade secrets in the Company IP. All current and former officers, employees, consultants and independent contractors of the Company having access to proprietary information of the Company, its customers or business partners and inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners). The Company has secured valid written assignments from all of the Company’s current and former consultants, independent contractors, founders and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP, pursuant to which: (i) the Company has obtained unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights therein; and (ii) the assignor waived all right, title and interest in and to all Intellectual Property Rights therein, including the right to receive royalties or other consideration. No current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP.

(g) Schedule 3.8(g) of the Company Disclosure Letter sets forth a list and description of all Technology developed or otherwise owned by a third party that is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products or Services and the applicable Contract therefor.

(h) Schedule 3.8(h) of the Company Disclosure Letter contains a true and complete list of all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered Internet domain names, registered copyrights and applications for copyright registration, and (v) any other Intellectual Property that is, including in each case of (i) through (iv), the subject of an application, certificate, filing, registration or other document issued, filed, or recorded by or with any Governmental Authority or quasi-governmental authority anywhere in the world, including Internet domain name registries, which are owned by, registered or filed in the name of, the Company, and where applicable the jurisdiction in which each of the items of the Company IP has been applied for, filed, issued or registered (collectively, the “Company Registered IP”). All Company Registered IP are subsisting and, to the knowledge of the Company, valid and enforceable, and the Company is the record owner thereof. Schedule 3.8(h) of the Company Disclosure Letter sets forth a list of (A) all actions that are required to be taken by the Company within 120 days of the Agreement Date with respect to any of the Company Registered IP in order to avoid prejudice to, impairment or abandonment of such Company Registered IP and (B) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company IP. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company as listed in Schedule 3.8(h). The Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or Services.

(i) The Company owns all right, title and interest in and to all Company-Owned IP free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.8(i) of the Company Disclosure Letter).

(j) The Company has not (i) granted any third party exclusive rights to or under any Company-Owned IP (ii) transferred ownership of any Intellectual Property that is or was owned by the Company to any third party, or (iii) knowingly permitted the Company’s rights in any Company-Owned IP to lapse or enter the public domain (other than through the expiration of registered Intellectual Property Rights at the end of its statutory term).

(k) None of the Company and any other party acting on their respective behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or could reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on their respective behalf to any party of any Company Source Code. Schedule 3.8(k) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Share Purchase or any of the other Transactions, in and of itself, could reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.8(k), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP or any other Company Product or Service marketed by the Company.

(l) To the knowledge of the Seller and the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP by any third party, including any employee or former employee of the Company.

(m) The Company has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company, except pursuant to standard customer agreements in effect as at the Agreement Date.

(n) All Company Products or Services provided by or through the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. The Company has made available to Acquiror all documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company in providing Company Products or Services, or in developing or making available any of the Company Products or Services, to the Company’s knowledge, the Company has implemented any and all security patches or upgrades that are generally available for that software.

(o) Except as set forth in Schedule 3.8(o) of the Company Disclosure Letter, no government funding or other incentives, facilities or resources of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Share Capital) was used in or received for the development of the Company Products or Services or any Company-Owned IP and the Company did not request to receive any such funding or incentives. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. Without derogating from the generality of the foregoing, no Governmental Authority has any rights in any Company IP.

(p) Schedule 3.8(p) of the Company Disclosure Letter lists all Open Source Materials that have been incorporated into, combined with or distributed with any Company Products or Services. As used in this Section 3.8(p), “Open Source Materials” (i) means any software that (A) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (including Linux) or (B) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge and (ii) includes software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.

(q) Except as set forth in Schedule 3.8(q) of the Company Disclosure Letter, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, Company-Owned IP or Company Products or Services, (ii) distributed Open Source Materials in conjunction with any Company IP or Company Products or Services, or (iii) otherwise used Open Source Materials; in each case, in such a way that creates, or purports to create obligations for the Company with respect to any Company-Owned IP or grants, or purport to grant, to any third party, any rights or immunities under any Company-Owned IP (including by using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that any Company-Owned IP incorporated into, derived from, or distributed or combined with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). The Company is in compliance with the terms and conditions of all licenses for Open Source Materials and has not received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any licenses for Open Source Materials.

(r) Except as set forth in Schedule 3.8(r) of the Company Disclosure Letter, the Company is not nor has it ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP.

(s) None of the Company Products or Services contain any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, (ii) damaging or destroying any data or file without the user’s consent, or (iii) sending information to the Company, or any third party.

(t) The Company has not experienced, and, to the Company’s knowledge, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Company Business as a result of: (i) any substandard performance or defect in any part of the information and communications Technology infrastructure and systems (including software, hardware, firmware, networks and the Company’s websites) that is or has been used in the Company Business, whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (ii) a breach of security in relation to any part of such infrastructure.

(u) None of the Company Products or Services (i) constitutes or is considered “spyware” or “trackware” as such term is commonly understood in the software industry, (ii) is installed on a user’s computer without their knowledge, (iii) records a user’s actions without their knowledge, (iv) employs a user’s Internet connection without their knowledge to gather or transmit information on the user or their behavior, or (v) will load whenever a browser starts or share the browser’s memory context. For the purposes of this paragraph, “without a user’s knowledge” includes but is not limited to (A) without explicitly informing the user and (B) without being expected by a reasonable such user even if the text of a license agreement, help file, or other user information file does explicitly inform such user.

(v) The Company does not, directly or indirectly sell, license, or provide any Company Products or Services to any governmental agencies or other government entities or under government Contracts.

(w) Except as set forth in Schedule 3.8(w), in connection with any collection, storage, transfer (including, without limitation, any transfer across national borders) (if occurs and applicable to the Company) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (if occurs and applicable to the Company) (collectively “Personal Information”), the Company is and has been in all material respects in compliance with all Applicable Laws in all relevant jurisdictions. The Company is and has been in compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations. The Company’s privacy policies conform, and at all times have conformed, to all of the Company’s contractual commitments to their customers. The Company has been and is in material compliance with all Contracts pursuant to which the Company processes or has processed personally identifiable information and other information relating to the end users of the Company Products or Services (the “Company Privacy Commitments”). In addition, the Company has at all times provided adequate notice and obtained any necessary consents from data subjects required for the processing of personally identifiable information as conducted by or for the Company. Neither the execution, delivery and performance of this Agreement nor the taking over by Acquiror of all of the personally identifiable information and other information relating to the end users of the Company Products or Services will cause, constitute, or result in a breach or violation of any Applicable Laws or Company Privacy Commitments, or standard terms of service entered into by users of the Company Products or Services. No claims have been asserted or, to the knowledge of the Seller and the Company, are threatened against the Company by any Person or Entity alleging a violation of such Person’s or Entity’s privacy, personal or confidentiality rights under the privacy policies of the Company. With respect to all personal and user information described in this Section 3.8(w), the Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Seller and the Company, there has been no unauthorized access to or other misuse of that information.

(x) Where the Company has provided services (including software development services) to any third party on a “work for hire basis” where title to the Company work product produced by or on behalf of the Company for such third party has been transferred to such third party, (i) such work product does not form part of any Company Product or Service marketed by the Company and (ii) the Company has not used such work product for other purposes, including for other customers.

3.9 Employees

(a) Schedule 3.9(a) of the Company Disclosure Letter lists, with respect to the Company, each employment, consulting, contracting, severance or other similar Contract, and any other benefit arrangement, each loan to an employee and each written plan, program, policy, Contract or other arrangement providing for insurance coverage, workers’ benefits, vacation benefits, pension arrangement and any other provident fund, termination pay, severance benefits, retention, disability benefits, sickness benefits, relocation benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is currently in effect, maintained or contributed to by the Company and which covers any current employee, consultant of the Company or to which the Company has or may have an obligation to contribute. Such Contracts, plans, programs, policies, practices and arrangements as are described in this Schedule 3.9(a) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(b) Except as set forth in Schedule 3.9(b)(1), the Company has complied and is in compliance in all material respects with Applicable Law, Contracts, and Orders, relating to labor, employment and fair employment practices (including termination of employment), including all Applicable Laws, Contracts and Orders relating to, hiring, discharge and/or terms and conditions of employment, discrimination in employment, privacy, harassment, retaliation, terms and conditions of employment, compensation matters, use of agency workers, worker classification (including employee- independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Working Hours and Rest Law, 5711-1951, and similar Applicable Laws), engagement with service providers (including in the field of cleaning, catering, security and protection) wages and hours, overtime, day of rest, sick leave, annual leave, prior notice, severance payment, notice to employees, disability rights or benefits, pension arrangements, equal opportunity, plant closures and layoffs, workers’ compensation employee leave issues, labor relations, unemployment insurance, occupational safety and health and employment practices, engagement of youth or foreign employees, work visas and/or employment authorization, and is not engaged in any unfair labor practice. The Company has duly withheld all amounts required by Applicable Law or by Contract to be withheld from the wages, salaries, and other payments to employees or consultants and the Company has duly transferred all amounts required by Applicable Law or by Contract to transfer to any Company Benefit Arrangement; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 3.9(b)(2) and to the Company’s knowledge, the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any Company Benefit Arrangements, workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to result in an Action.

(c) A complete list of all employees, officers and consultants of the Company and their current status (e.g., employee or consultant and employee’s classification as either exempt or non-exempt from the overtime requirements under any Applicable Law), title and/or job description, work location, start date, compensation, base compensation (monthly base salary or hourly wage rate, and overtime consideration as applicable), commission/bonuses and all fringe benefits, including, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the base salary for such contributions, whether such employee is subject to the Section 14 Arrangement under the Israeli Severance Pay Law, 5723-1963 (the “Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary), notice period entitlement and legal status for purposes of eligibility to work in the jurisdiction in which they perform their services is set forth on Schedule 3.9(b) of the Company Disclosure Letter.

(d) All employees of the Company are legally permitted to be employed by the Company in Israel in their current job capacities for the maximum period allowed under Applicable Law. As of the date hereof, the Company does not have, and to the knowledge of Seller and the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate the Company, or Acquiror to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquiror following the Closing.

(e) The Company is not a party to or bound by any labor agreement or collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, labor organization, employee representation group or works council, and no employees, consultants or contractors are represented by a labor union, labor organization, employee representation group or works council with respect to their employment or provision of services to the Company. No labor union, labor organization, works council or other collective group of employees, consultants or contractors has made a demand for recognition or certification with respect to the Company, and , to the Company’s knowledge, there are no representation or certification proceedings or applications seeking a representation or certification proceeding pending or, to the knowledge of the Seller and the Company, threatened in writing to be brought or filed before any Governmental Authority. To the Company’s knowledge, there is, and prior to the date hereof there has been, no union organizing activities among employees, consultants or contractors. The Company is not obligated under and no employee of the Company benefits from any extension order (tzavei harchava) except for extension orders which generally apply to all employees in Israel. There is no pending, or to the knowledge of the Seller and the Company, threatened work stoppage, lockout, labor grievance, arbitration, labor dispute, slowdown or labor strike against or affecting the Company. To the knowledge of the Seller and the Company, neither the Company nor any of its representatives, agents or employees, consultants or contractors has committed any unfair labor practice and the Company has no current labor disputes. The Company has good labor relations. The Seller and the Company have no knowledge of any facts indicating that the consummation of the Share Purchase or the other Transactions shall have a material effect on such labor relations, and has no knowledge that any of its Key Employees, consultants or contractors intends to terminate their relationship with the Company. There are no pending, or threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees, consultants or contractors of the Company.

(f) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Laws. The Company has delivered to Acquiror and its legal counsel a complete and correct copy and description of each Company Benefit Arrangement (including all employee benefit plans maintained by any company previously acquired by the Company), including all plan documents, adoption agreements, and amendments and restatements thereto executed since the inception of such Company Benefit Arrangement and any resolutions executed in connection with such documents, trust documents, financial statements, insurance policies, vendor contracts, employee booklets, summary plan descriptions, and summary of material modifications and other authorizing documents, all to the extent relevant.

(g) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been duly made under the terms of the applicable Company Benefit Arrangement any other Applicable Law, or there is a period of time remaining for such contributions to be duly made. Except as set forth in Schedule 3.9(g), the Company’s obligations to provide statutory severance pay to its employees pursuant to the Israeli Severance Pay Law, 5723-1963 and vacation pursuant to the Israeli Annual Leave Law, 5711-1951 and any personal employment agreement have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company’s financial statements and the Company applies the provisions of Section 14 of the Israeli Severance Pay Law, 5723- 1963 with respect to such statutory severance pay. Except as set forth in Schedule 3.9(g), no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date).

(h) Unless otherwise indicated in Schedule 3.9(h) of the Company Disclosure Letter, the Company is not a party to any: (i) Contract with any Person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Share Purchase or any of the other Transactions, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment (other than as required by Applicable Law); or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Share Purchase or any of the other Transactions, or any event subsequent to the Share Purchase such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions. The Company has no obligation to pay any amount or provide any benefit to any former director, officer, employee, consultant other than obligations (i) for which the Company has established a reserve (or purchased an insurance policy) for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 3.9(h) of the Company Disclosure Letter.

(i) To the Company’s knowledge, no director, officer, employee, consultant or contractor of the Company is in material violation of (i) any Contract or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by or render services to the Company or to use trade secrets or proprietary information of others. The employment or engagement of any director, officer, employee, consultant or contractor by the Company does not subject the Company to any Liability to any third party.

(j) Schedule 3.9(j) of the Company Disclosure Letter lists as of the Agreement Date each director, officer, employee, consultant or contractor of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such director, officer, employee, consultant or contractor, the basis of such disability or leave and the anticipated date of return to full service.

(k) Each of Company and Seller has fully and completely settled all prior undertakings towards all Key Employees including payment of contingent bonuses and/or benefits previously promised to such employees by Seller and the Company. Up and until the Closing, any options, shares or other interests in Seller that are outstanding and held by such Key Employees shall be properly dealt with by the Seller in accordance with the terms of the relevant employee share option plans, or otherwise at the discretion of Seller, however in any event without any recourse by any of the Key Employees to Acquiror.

3.10 Organization; Power and Capacity. Seller possesses all requisite legal capacity necessary to enter into, execute, deliver and perform its obligations under this Agreement and any other document related to the Transactions to which it is a party and to carry out the Transactions that are required to be carried out by Seller.

3.11 Enforceability; Noncontravention.

(a) This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by and subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance by Seller of this Agreement, or its otherwise being bound by it, does not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Company Shares pursuant to (i) any Contract or Order to which the Seller is subject or (ii) any Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Seller’s ability to consummate the Share Purchase or to perform its obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions that would reasonably be expected to adversely affect the ability of Seller to consummate the Share Purchase or any of the other Transactions.

3.12 Title to Shares. Seller owns of record and beneficially the Company Shares as set forth in Section 3.4 above, and has good and valid title to such Company Shares, free and clear of all Encumbrances and, at Closing, shall deliver to Acquiror good and valid title to such Company Shares, free and clear of all Encumbrances and Taxes. Seller does not own, and does not have the right to acquire, directly or indirectly, any other Company Share Capital. Such Company Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Company Share Capital (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company, except as set forth on the Company Disclosure Letter.

3.13 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the knowledge of Seller, threatened against Seller that seek to restrain or enjoin the consummation of the Transactions.

3.14 Solvency. Seller is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other Transactions shall not constitute a fraudulent transfer by Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Seller.

3.15 Australian Securities Exchange Ltd. and Reports. The Company is a material asset of the Seller and Seller is under legal obligation in Australia to furnish all reports, schedules, forms, statements and other documents with respect to the Company and the Company Business, pursuant to the applicable Australian laws in this respect. Seller has duly filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Seller with respect to the Company and the Company Business under any Applicable Law (including securities laws) and the Australian Securities Exchange Ltd. (the “ASX”) rules and regulations (the “Stock Exchange Rules”), for the period commencing as of the Seller’s re-listing on the ASX on December 2020 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, and financial statements notes and schedules thereto being collectively referred to herein as the “Public Reports”) on a timely basis or has received a valid extension of such time of filing or furnishing and has filed or furnished any such Public Reports prior to the expiration of any such extension. As of their respective dates, the Public Reports complied in all material respects with the requirements of all Applicable Laws and the Stock Exchange Rules, and none of the Public Reports, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of the Public Reports are available for public access via the ASX electronic data gathering, analysis, and retrieval system.

3.16 Representations Complete. None of the representations or warranties made by the Seller and the Company herein or in any Exhibit or Schedule hereto, including the Disclosure Letter, or in any certificate delivered by the Seller and/or the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 4
Representations and Warranties of Acquiror

Each Acquiror represents and warrants to the Company and the Seller, on a several and not joint basis, as of the Agreement Date and as of the Closing Date, as follows:

4.1 Organization and Standing. To the extent an Acquiror is not a natural person, Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror is not in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.

4.2 Authority; Noncontravention.

(a) Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceeding on the part of the Acquiror is necessary to authorize this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Acquiror and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance of this Agreement by Acquiror does not, and the consummation of the Transactions do not and will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquiror, in each case as amended to date, or (ii) Applicable Law, or (iii) any Contract to which the Acquiror is a party or by which the Acquiror or any of its assets or properties are bound, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.

(c) The execution, delivery and performance of this Agreement by Acquiror does not, and the consummation of the Transactions do not and will not (with or without notice or lapse of time or both) require on the part of the Acquiror any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity.

4.3 Available Financing. As of the date hereof, the Acquiror has sufficient cash and shall have sufficient cash to satisfy all of its obligations in connection with the transactions contemplated by this Agreement, and to satisfy any other payment obligations that shall arise in connection with the transactions contemplated by this Agreement.

4.4 Disclosure of Information. Without derogating from the representations and warranties provided by the Seller and/or Company herein and without derogating the Acquiror’s right to indemnification under this Agreement, and the reliance of the Acquiror on such representations and warranties, the Acquiror approves that it has received and reviewed information about the Company as requested and has had an opportunity to discuss the Company’s business, management and financial affairs with its management. In addition to the providence of the representations and warranties by the Company and the Seller in this Agreement, the Acquiror has conducted independent due diligence examination of the information and materials with respect to the Company.

ARTICLE 5
Company and Seller Covenants

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article 10, the Company and Seller covenants and agrees with Acquiror as follows:

5.1 No Solicitation.

(a) Each of the Company and the Seller will not, and will not authorize or permit any of its respective directors, officers, employees, stockholders or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company/Seller Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the Seller or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the Share Purchase or the other Transactions. The Company and Seller will, and will cause each of its own Company/Seller Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquiror and its directors, officers, employees, stockholders or Affiliates or any investment banker, attorney or other advisor or representative retained by Acquiror (all of the foregoing collectively being the “Acquiror Representatives”)) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquiror and the Acquiror Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any Company/Seller Representatives, whether in his or her or its capacity as such or in any other capacity, takes any action that the Company and Seller are obligated pursuant to this Section 51 to cause such Company/Seller Representatives not to take, then, the Company and Seller shall be deemed for all purposes of this Agreement to have breached this Section 5.1.

(b) The Company and Seller shall promptly (but in any event, within 24 hours) notify Acquiror orally and in writing after receipt by the Company (or, to the knowledge of the Seller and/or Company, by any of the Company/Seller Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other written notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquiror and the Acquiror Representatives.

5.2 Non-Competition; Non-Solicitation.

(a) Seller, shall not (and shall not permit any of its respective Affiliates to) and shall cause any of its directors and senior management team who have been in office before April 1st, 2021 and prior to signing the term sheet of September 2021 (in this Section “Seller Representatives”), directly or indirectly, from the Closing Date until 4 years from the Closing Date (the “Non-Compete Period”), without the prior written consent of the Acquiror Representative, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, or otherwise be engaged in any way in any business anywhere in the world that, at any time during the Non-Compete Period competes with the Company Business. For the purpose of this Section 5.2 the term “Affiliates” shall also include any entity in which the Seller, Seller Representatives hold (directly or indirectly), alone or jointly with each other or any Affiliate thereof, at least 5% of the share capital of such entity, as well as any entity in which Seller, Seller Representatives serves as a director, officer, employee or similar capacity.

(b) The Seller acknowledges that the consideration received hereunder is paid in consideration, in part, for the non-competition obligations hereunder. In light of the nature of this transaction, the interest that the Acquirers have in the success of the Company and the critical significance of the non-competition covenant to the Company Business and the Acquiror’s willingness to enter into this Agreement and pay the Total Consideration, Seller hereby acknowledges that the foregoing non- competition covenant is reasonable and necessary for the protection of the legitimate commercial interest of the Company and Acquirers.

(c) From the Closing Date until the lapse of 4 years from the Closing Date (the “Non- Hire Period”), Seller shall not (and shall not authorize its respective Affiliates and Seller Representatives to) (i) cause, solicit, induce or encourage (other than through general publications not aimed at a Company’s employees) any employees of the Company or any Affiliate thereof, or any Persons who become employees or Contractors of any of the foregoing at any point during the Non-Hire Period to leave such employment or engagement or otherwise engage any such Person, or (ii) hire or engage any employees or any Persons who become employees or significant Contractors or consultants of the Company, Pure or an Affiliate thereof, at any point during the Non-Hire Period, whether as employees consultants or otherwise, or (iii) cause, induce or encourage any material client, customer, supplier, agent, reseller or licensor of the Company, Pure or an Affiliate thereof, or any Person who become a client, customer, supplier or licensor of any of the foregoing at any point during the Non-Hire Period or any other Person who has a business relationship with the Business, to terminate or adversely modify any such relationship with any of the foregoing.

(d) The covenants and undertakings contained in this Section 5.2 are related to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.2 may cause irreparable injury to the Acquirers and the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Acquiror and/or the Company will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.2. The rights and remedies provided by this Section 5.2 are cumulative and in addition to any other rights and remedies that the Acquirors or the Company may have hereunder or at Law or in equity.

(e) The parties agree that (i) if any covenant or undertaking contained in this Section 52 is held to be void or invalid but would not have been so held if part of the wording were deleted or its extent reduced or modified, then such undertaking shall apply with such modification(s) as may be necessary to make the same valid and enforceable; and (ii) if any court of competent jurisdiction in a judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.2 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, a specified business limitation or any other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

5.3 Advice of Changes. The Seller and the Company shall promptly advise Acquiror Representative in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Seller and/or the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 9.1 would not be duly satisfied, (b) any breach of any covenant or obligation of the Seller and/or the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 9.2 would not be duly satisfied, (c) any Material Adverse Change in the Company or (d) any change, event, circumstance, condition or effect that could reasonably be expected to cause any of the conditions set forth in Article 9 not to be duly satisfied; provided that the delivery of any notice pursuant to this Section 5.3 shall not be deemed to amend or supplement the Disclosure Letter, affect the representations, warranties, covenants or other agreements herein, affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Acquiror or the Company.

5.4 Maintenance of Business.

(a) The Company shall make reasonable commercial efforts to carry on and preserve the Company Business and its relationships with customers, suppliers, employees and others with whom the Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier or Key Employee, consultant or contractor, it shall promptly bring such information to the attention of the Acquirer Representative in writing and, if requested in writing by the Acquirer Representative, shall exert commercially reasonable efforts to promptly restore the relationship.

(b) The Company shall (i) pay all of its liabilities, debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due.

(c) The Company shall use its reasonable best efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation (and to promptly notify the Acquirer Representative in the event any such Contract requires the procurement of any consent, waiver, or novation) or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of Share Purchase and the other Transactions.

(d) Conduct of Business. The Company shall continue to conduct the Company Business and maintain its business relationships in the ordinary and usual course consistent with its past practices, and the Company shall not, except as expressly contemplated or permitted by this Agreement without the Acquirer Representative’s prior written consent, which shall not be unreasonably withheld:

(i) amend its Charter Documents;

(ii) declare, set aside or pay any cash or share dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, or pay or distribute any cash or property to Seller or make any other cash payment to Seller;

(iii) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(iv) subdivide, split, combine, reclassify or reverse split the outstanding shares of its capital stock of any class or series (or other securities in respect of, in lieu of or in substitution for such capital stock) or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(v) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (A) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (B) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(vi) (A) hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (B) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of the Company, (C) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (D) add any new members to the Board;

(vii) (A) pay any bonus, increased salary, severance, gift or special remuneration to any director, officer, employee, consultant or contractor, (B) except in the ordinary course of business consistent with past practice, amend or enter into any employment, consulting, contracting or similar Contract with any such person, or (C) adopt any plan or arrangement to provide compensation or benefits to any current or former directors, employees, consultants or contractors, or amend or terminate any Company Benefit Arrangements (except in each case as required under Applicable Law or this Agreement);

(viii) Except in the ordinary course of business and consistent with past practice, incur any Company Debt;

(ix) place or allow the creation of any Encumbrance on any of its assets or properties;

(x) (A) lend any money, other than reasonable advances to employees for bona fide travel and business expenses that are incurred in the ordinary course of business (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Share Capital), (B) make any investments in or capital contributions to, any Person, (C) forgive or discharge in whole or in part any outstanding loans or advances or (D) prepay any Company Debt (except that the Company shall be permitted to use cash on hand to pay Transaction Expenses);

(xi) sell, lease, license, transfer or dispose of, or permit to lapse, any assets material to the Company Business (except for sales of Company Products or Services in the ordinary course of business under the Standard Customer Agreement);

(xii) (A) enter into any Company Material Contract (other than for sales of Company Products or Services in the ordinary course of business on standard terms under the Standard Customer Agreement) or other material Contract, (B) violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, (C) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably like to (1) adversely affect the Company (or, following consummation of the Transactions, Acquirers or any of its Affiliates) in any material respect, (2) impair the ability of the Company or the Seller to perform their respective obligations under this Agreement or (3) prevent or materially delay or impair the consummation of the Share Purchase and the other Transactions or (D) enter into any other material transaction or take any other action not in the ordinary course of business;

(xiii) transfer or license any of its technology or Intellectual Property or provide a copy of any source code (except for licenses under the Standard Customer Agreement made in the ordinary course of business), or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses in the ordinary course of business);

(xiv) (A) pay, discharge or satisfy, in an amount in excess of US $5,000 in any one case, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Transaction Expenses, or (B) make any capital expenditures, capital additions or capital improvements in an amount in excess of US $5,000.

(xv) change the manner in which it extends warranties, discounts or credits to customers;

(xvi) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or otherwise offer discounts, accommodations, commitments, services or other concessions, in order to accelerate or induce the collection of any receivable; (B) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (C) make any changes to cash management policies; (D) delay or postpone the repair or maintenance of their properties; or (E) vary any inventory purchase practices in any material respect from past practices;

(xvii) terminate, waive or release any right or claim;

(xviii) (A) initiate any Action (other than for the routine collection of bills) or (B) settle or agree to settle any Action (except where the amount in controversy does not exceed US $5,000 and does not involve injunctive or other equitable relief);

(xix) change any of its accounting methods, unless required by IFRS;

(xx) merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any business, corporation, partnership, limited liability company or any other Entity or any division thereof, acquire a substantial portion of the assets of any such Entity, business or division, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or Company Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or enter into any negotiations, discussions or agreement for such purpose;

(xxi) engage, retain or enter into any Contract with any investment banker or broker related to or in connection with the Transactions;

(xxii)   (A) except as required by Applicable Law, agree to any audit assessment by any Tax Authority, (B) file any Tax Return or amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to the Acquirer Representative for its review at a reasonable time prior to filing, (C) except as required by Applicable Law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, (D) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, or (E) take any other similar action that would knowingly have the effect of increasing the Tax liability of the Acquirers or their Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(xxiii) enter into any agreement for the purchase, sale or lease of any real property; or

(xxiv) (A) agree to do any of the things described in the preceding clauses (i)- (xix), (B) take or agree to take any action which could reasonably be expected to render any of the Seller and Company’s representations or warranties contained in this Agreement untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied, or (C) take or agree to take any action which could reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company such that the condition set forth in Section 9.2 would not be satisfied.

For purposes of this Section 5.4, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date (including by amendment or modification) providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of US $25,000 or more.

5.5 Regulatory Approvals. The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the Share Purchase and the other Transactions or any Company Ancillary Agreement. The Company shall use reasonable best efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Seller and/or the Company and any Governmental Authority regarding any of the Transactions, and shall provide Acquiror reasonable advance notice of the nature and substance of any planned communication with any Governmental Authority. If the Seller and/or the Company or any Affiliate of the Seller and/or the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Transactions, then the Seller and the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Seller and/or the Company shall direct, in its sole discretion, the making of such response, but shall review any proposed response in advance with, and consider in good faith the views of, Acquiror. The Seller and/or the Company shall not, without the prior written consent of Acquiror, (a) permit any of the Company Representatives to participate in any meeting with any Governmental Authority relating to the Transactions unless the Company consults with Acquiror in advance and, to the extent permitted by such Governmental Authority, grants Acquiror the opportunity to attend and lead the discussions at such meeting or (b) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders; provided that the Company shall, if directed by Acquiror, agree to any such action that is conditioned on the consummation of the Share Purchase.

5.6 Necessary Consents. Following consultation with Acquirers Representative , the Company shall use reasonable efforts to promptly obtain prior to the Closing (to the extent required), such written consents and authorizations of other third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Share Purchase and the other Transactions, to enable Acquirers to carry on the Company Business immediately after the Closing and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets is bound. The Company will (x) consult with Acquirers Representative beforehand regarding the process for seeking such consents and providing such notices, (y) provide Acquirers Representative with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (z) incorporate, in its sole discretion, any reasonable comments thereto made by Acquirers Representative.

5.7 Litigation. The Company shall notify Acquiror in writing promptly after learning of any Action initiated by or against it, or known by the Company to be threatened against the Company or any of its directors, officers, employees, consultants, contractors or stockholders in their capacity as such.

5.8 Access to Information; Confidentiality.

(a) The Company shall allow Acquirers Representative and its agents and advisors access at reasonable times and following prior coordination to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition (including internal financial statements) and real, personal and intangible property, subject to the terms of the Non-Disclosure Agreement between the Seller and Pure dated September 2021 (the “NDA”). The Company shall cause its accountants and other Company representative to cooperate with the Acquirers Representative in making available all financial information reasonably requested by Acquirers Representative and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained by Acquirers Representative during the pendency of the Transactions in any investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

(b) Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates and representatives to, keep confidential and not disclose to any other Person, any Confidential Information (as defined in the NDA). Seller agrees that promptly after the Closing, it shall destroy all Company confidential information and Company Intellectual Property in Seller’s possession and control, in whatever form or medium. If the Acquirers Representative requests, Seller shall promptly provide written confirmation and certification that Seller has returned or destroyed all such materials.

5.9 Closing Financial Certificate and Spreadsheet. At least one (1) Business Days prior to the Closing Date, the Company shall deliver a draft of each of the Company Closing Financial Certificate and Spreadsheet to Acquirers Representative. The Company shall cause such documents to be derived from and be in accordance with the books and records of the Company and true, correct and complete. Without limiting the generality or effect of the provisions of Section 5.8, the Company shall provide to Acquirers Representative, promptly after Acquirers Representative request, copies of the documents evidencing the amounts set forth on any such draft or final document. The Company shall reasonably consider any comments to such draft Company Closing Financial Certificate and Spreadsheet made by Acquirers Representative to be reflected in the final versions thereof delivered at least 1 Business Day prior to the Closing (it being understood that any such comments, or lack thereof, whether or not reflected in the final versions thereof shall not diminish or otherwise affect Acquirer’s remedies hereunder if such final versions are not accurate). Without limiting the foregoing or Section 5.8, the Company shall provide to the Acquirers Representative, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary (or reasonably requested by Acquirers Representative) for Acquirers Representative to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate, Closing Balance Sheet and the Spreadsheet.

5.10 Tax Matters. Each of the Acquirers, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirers, the Company and the Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

5.11 Satisfaction of Conditions Precedent. The Company shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 8, and the Company shall use its reasonable best efforts to cause the Share Purchase and the other Transactions to be consummated in accordance with the terms of this Agreement.

5.12 Release.

(a) Effective as of, and contingent upon, the Closing and in consideration of the mutual covenants and agreements contained herein and subject to the payment of the Closing Consideration, Seller, on Seller’s behalf and on behalf of any Seller’s assigns and successors and all Persons that might allege a claim or demand through Seller or on Seller’s behalf, hereby knowingly, fully, unconditionally and irrevocably (a) acknowledges and agrees that it has no rights or entitlements with respect to any shares of Company Share Capital or any other equity interest in the Company, (b) acknowledges and agrees that it has no current or potential right, title, license, claim or unassigned personal interest of any kind in or to any Company-Owned IP or, more generally, to any Company IP and (c) waives, releases, and forever discharges, effective as of the Closing, any and all claims, demands and causes of action that Seller has or may have against the Company or any present or former director, officer, manager, employee or agent of the Company, whether asserted or unasserted, known or unknown, suspected or unsuspected, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to the Closing relating to the Company, the Company-Owned IP, the Company Share Capital and any rights or interests therein. Notwithstanding anything to the contrary in the foregoing, nothing in this Section Article 5 will be deemed to constitute release by Seller of any right of Seller under this Agreement or any Company Ancillary Agreement including, without limitation, as it relates to (1) failure to pay the of the Total Consideration pursuant to and subject to the provisions of this Agreement, and (2) failure to perform any of its obligations, undertakings or covenants set forth in this Agreement in accordance with its terms.

(b) Notwithstanding anything to the contrary in this Agreement, Seller on such Seller’s behalf and on behalf of any Seller’s assigns, successors and all Persons that might allege a claim or demand through Seller or on Seller’s behalf, hereby knowingly, fully, unconditionally and irrevocably waives any claim, demand or right of recourse it may have against the Company with respect to the Company’s representations and warranties (including any inaccuracies thereof) set forth in Article 3 and the covenants of the Company set forth in.

5.13 D&O Insurance/Run-Off Policy

Prior to the Closing Date, the Company shall purchase and maintain for a period of seven (7) years following the Closing, directors’ and officers’ liability insurance policy (on comparable terms and coverage as the Company’s policy as of the date hereof), to cover any exposure and liability of the directors and officers of the Company in respect of the period prior to the Closing Date, or alternatively, obtain a Run- Off policy to cover such liabilities and exposure for the same period. The aforementioned insurance shall not impose any liability or obligation on the Company or Acquiror, and the costs associated in obtaining such insurance shall be taken into account in the calculation the Company Debt.

ARTICLE 6
Acquiror Covenants

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article 10, each Acquiror on its own behalf, covenants and agrees with the Company and Seller as follows:

6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror contained in Article 6 untrue or inaccurate such that the condition set forth in Section 8.1 would not be satisfied and (b) any breach of any covenant or obligation of Acquiror pursuant to this Agreement or any Acquiror Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied.

6.2 Satisfaction of Conditions Precedent. Acquiror shall use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 9, and Acquiror shall use its reasonable best efforts to cause the Share Purchase and the other Transactions to be consummated in accordance with the terms of this Agreement.

ARTICLE 7
Closing Matters

7.1 The Closing. Subject to termination of this Agreement as provided in Article 10, the Closing shall take place remotely by electronic means (via email, PDF and/or facsimile transmissions) or by such other means as the Parties hereto shall agree on the Closing Date.

7.2 Payment Procedures.

(a) At the Closing, the Acquirers Representative and Seller shall provide the Paying Agent with a Joint Confirmation Letter (as defined in the Paying Agent Agreement attached hereto as Schedule 7.2), instructing the Paying Agent to release to the Seller, the cash payable pursuant to Section 2.2 (which, for the avoidance of doubt, will not include any portion of the Escrow Fund) by wire transfer of same-day funds the amount of cash to which Seller is entitled pursuant to Section 2.2.

(b) At the Closing, the Paying Agent, shall retain and not distribute an amount in cash equal to (i) the Escrow Amount, and (ii) of an additional amount in cash equal to the Adjustment Escrow Amount. The Escrow Amount will be available to secure the obligations in accordance with Article 11 and shall be held and distributed in accordance with the provisions of Section 11 and the Adjustment Escrow Amount shall be available to secure the obligations in accordance with Section 7.3, for a limited period of 100 days as of the Closing Date, and shall be held and distributed in accordance with the provisions of Section 7.3.

7.3 Company Net Working Capital Adjustment.

(a) Pursuant to Section 5.11, the Company shall deliver the Company Closing Financial Certificate to the Acquirers Representative prior to or upon Closing.

(b) Within ninety (90) days after the Closing, Acquirers Representative may object to the calculation of the Closing Consideration and deliver to the Seller a statement (the “Acquiror Closing Financial Statement”) setting forth Acquirer Representative’s calculation of the Closing Consideration and each element thereof set forth in the Company Closing Financial Certificate (“Acquiror Calculations”), in each case together with supporting documentation, information and calculations and any other relevant information reasonably requested by Seller.

(c) The Seller may object to the Acquirer Representative’s Calculations by providing written notice of such objection to the Acquirers Representative within thirty (30) days after the Acquirers Representative’s delivery of the Acquiror Closing Financial Statement (the “Notice of Objection”), together with supporting documentation, information and Calculations (the “Seller Calculations”). Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Seller.

(d) If the Seller timely provides the Notice of Objection, then Acquirers Representative and the Seller shall confer in good faith for a period of up to ten (10) Business Days following Acquiror’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto.

(e) If, after the ten (10) Business Day period set forth in Section 7.3(d), Acquirers Representative and the Seller cannot resolve any matter set forth in the Notice of Objection, then Acquirers and the Seller shall engage one of the big four accounting firms in Israel or, if such firm is not able or willing to so act, another auditing firm acceptable to both Acquirers Representative and the Seller (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquiror Representative and the Seller and the Acquiror Calculations or Seller Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within twenty (20) days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto, and the Reviewing Accountant shall provide Acquiror Representative and the Seller with a calculation of the Closing Consideration in accordance with such determination.

(f) If the Closing Consideration as finally determined pursuant to Section 7.3(b) Section 7.3(d) and/or Section 7.3(e), as the case may be (the “Final Consideration”) included in the Company Closing Financial Certificate exceeds the Final Consideration (the amount of such excess, the “Final Consideration Shortfall”), the Seller and Acquirers Representative shall within five (5) Business Days of the Final Consideration being finally determined jointly instruct the Escrow Agent to pay to Acquirors from the Adjustment Escrow Amount in the Escrow Fund an amount equal to:

(i) the Final Consideration Shortfall; plus

(ii) all fees, costs and expenses of the Reviewing Accountant to be paid by the Seller pursuant to Section 7.3(h)(ii) or Section 7.3(h)(iii), if any.

(g)  If the Total Consideration included in the Company Closing Financial Certificate is less than the Final Consideration (the amount of such difference, the “Final Consideration Surplus”), then Acquirers shall within five (5) Business Days of the Final Consideration being finally determined pay to the Paying Agent an amount in cash equal to the Final Consideration Surplus and instruct the Paying Agent to distribute to Seller the Final Consideration Surplus.

(h)  The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Acquirers in the event the difference between the Final Consideration as determined by the Reviewing Accountant pursuant to Section 7.3(f) and the Acquiror Calculations (such difference, the “Acquiror’s Difference”) is greater than the difference between the Final Consideration as determined by the Reviewing Accountant pursuant to Section 7.3(e) and the Seller Calculations (such difference, the “Seller’s Difference”), (ii) by the Seller if the Acquirer’s Difference is less than the Seller’s Difference or (iii) equally by Acquiror on the one hand, and the Seller on the other hand, if the Acquirer’s Difference is the same as the Seller’s Difference.

ARTICLE 8
Conditions to Obligations of the Company

The Company obligations to consummate the Share Purchase and take the other actions required to be taken at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirers set forth in Article 4, (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on the Agreement Date and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates, except to the extent the failure of such representations and warranties to be so true and correct would not be material to the ability of Acquiror to complete the Share Purchase or to perform its obligations under this Agreement.

8.2 Covenants. Acquirers shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing).

8.3 Compliance with Law; No Legal Restraints. There shall not be issued, enacted or adopted by any Governmental Authority any statute, regulation, enactment, Order or Action (whether temporary, preliminary or permanent) that prohibits or renders illegal or imposes limitations on the Share Purchase or any other material transaction contemplated by this Agreement.

8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Share Purchase.

8.5 Escrow Agreement. The Escrow Agreement in the form attached as Schedule 8.5 shall have been executed and delivered by Acquirers and the Escrow Agent.

8.6 Supply Agreement. The Supply Agreement in the form attached as Schedule 8.6 shall have been executed and delivered by Seller and the Company.

8.7 Warrant. The Warrant in the form attached as Schedule 8.7 hereto shall have been issued by the Company to Seller.

ARTICLE 9
Conditions to Obligations of Acquirers

Acquiror’s obligations to consummate the Share Purchase and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the Acquirer Representative):

9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and the Seller herein, (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates).

9.2 Covenants. The Company and the Seller shall have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

9.3 No Material Adverse Change. Since the date hereof, there shall not have been any Material Adverse Change with respect to the Company.

9.4 Compliance with Law; No Legal Restraints; No Litigation. No Governmental Authority or other Person shall have commenced or threatened in writing to commence any Action challenging or seeking the recovery of a material amount of damages in connection with the Share Purchase or the other Transactions or seeking to prohibit or limit the exercise by Acquiror of any material right pertaining to ownership of equity interests of the Company. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquiror’s ownership, conduct or operation of the Company Business following the Closing shall be in effect, and no Action seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Share Purchase or the other Transactions shall be pending or threatened.

9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Share Purchase and the other Transactions.

9.6 Employment Matters. Each of the Key Employees listed under Schedule 9.6(a) (“Key Employees”), shall have executed the retention letter attached hereto as Schedule 9.6(b).

9.7 Requisite Company Shareholder Approval. This Agreement shall have been executed by Seller (representing 100% of all of the issued and outstanding shares of Company Share Capital as of immediately prior to the Closing).

9.8 Shareholders’ Register. The Company shall have delivered (i) a copy of the Company’s updated shareholders’ register evidencing the holdings in the Company immediately following the Closing certified by the Company’s secretary or other officer in charge of the Company’s shareholders’ register and attached hereto as Exhibit B and (ii) share certificates registered in the name of the Acquirers, representing ownership of 100% of the Company Share Capital attached hereto as Exhibit C.

9.9 Receipt of Closing Deliveries. Acquirers shall have received each of the following agreements, instruments, certificates and other documents:

(a)  share transfer form for the Company Shares, in the form attached hereto as Schedule 9.9(a)(1), duly executed by Seller in favor of each respective Acquiror (or as it shall otherwise direct in writing) accompanied by their respective share certificates or affidavit evidencing that such certificate was lost or never issued, such affidavit in the form attached hereto as Schedule 9.9(a)(2).

(b)  a certificate, dated as of the Closing Date on behalf of the Company by its Chief Executive Officer and member of the board of directors of the Company, certifying: (A) that each of the conditions set forth in Article 9 has been satisfied; with respect to the condition under Section 9.1, such certificate may include exception for changes in the ordinary course of business which do not have a Material Adverse Effect and shall be deemed for all purposes and intents as a representation and warranty of the Company and/or Seller, as the case may be, provided that the Fundamental Representations (as defined below) shall not include changes, and (B) that (i) the Charter Documents as in effect as of the Closing and (ii) board and shareholders resolutions approving this Agreement, the Company Ancillary Agreements, the Share Purchase and the other Transactions, in accordance with the terms of this Agreement and other matters, in the forms attached hereto as Exhibit D (the “Board Resolutions”) and Exhibit E (the “Shareholder Resolutions”), and (C) that the Spreadsheet is true, correct and complete;

(c)  evidence reasonably satisfactory to the Acquirers Representative of the resignation of each director of the Company in office immediately prior to the Closing as directors of the Company, effective as of, and contingent upon, the Closing. Such resignation to include a standard waiver of claims each director of the Company may have against the Company;

(d)  the Spreadsheet in a form reasonably satisfactory to the Acquirers Representative and a certificate executed by a member of the Board of the Company, dated as of the Closing Date, effective as of January 14th, 2022;

(e)  the Company Closing Financial Certificate;

(f) evidence reasonably satisfactory to the Acquirers Representative of the Company’s receipt of all consents, waivers and approvals described in Section 5.6;

Receipt by the Acquirers Representative of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 9.9 shall not be deemed to be an agreement by an Acquiror that the information or statements contained therein are true, correct or complete, and shall not diminish Acquiror’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

ARTICLE 10
Termination of Agreement

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Acquirers Representative, Seller and the Company.

10.2 Unilateral Termination.

(a)  Either Acquirers Representative or the Seller or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase or any other material transaction contemplated by this Agreement.

(b)  Either Acquirers Representative or the Seller or the Company, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by midnight Israel Time on January 23, 2022; provided that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 8 or Article 9 to be fulfilled or satisfied on or before such date.

(c)  Either Acquirors, through the Acquirers Representative or the Seller or Company may terminate this Agreement at any time prior to the Closing if (i) the other has committed a breach of (i) any of its representations and warranties under Article 3 or Article 4, as applicable, or (ii) any of its covenants under Article 5 or Article 6, as applicable, and has not cured such breach within twenty (20) Business Days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2 (provided that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (iii) such breach, if not cured on or prior to the Closing Date, would result in the failure of any of the conditions set forth in Article 8 or Article 9, as applicable, to be fulfilled or satisfied; provided that the right to terminate this Agreement under this Section 10.2 shall not be available to a party if the party is at that time in material breach of this Agreement.

10.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirers, unless provided otherwise herein and the entire amount previously transferred to the Paying Agent until such time shall be immediately returned to the Acquirers on a pro-rated basis in accordance with the terms of the Paying Agent Agreement. Provided that (a) the provisions of this Section 10.3 (Effect of Termination) and Article 12 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any intentional misrepresentation made by, or a breach of, any of such party’s representations, warranties or covenants contained herein.

10.4 For the avoidance of doubt, following the consummation of the Closing hereunder, this Section 10 shall expire and shall have no further force and effect.

ARTICLE 11
Escrow, Survival Indemnification and Remedies

11.1 RESERVED

11.2 At the Closing, Paying Agent shall withhold the Escrow Amount and Adjustment Escrow Amount from the Closing Consideration payable pursuant to Section 2.2 and as previously transferred to the Paying Agent, and shall deposit the Escrow Amount and the Adjustment Escrow Amount with the Escrow Agent (the aggregate amount of cash so held by the Escrow Agent from time to time, the “Escrow Fund”), which Escrow Fund shall be governed by this Agreement and the Escrow Agreement. The Escrow Amount in the Escrow Fund shall constitute security for the benefit of the Acquirers (on behalf of itself or any other Acquiror Indemnified Person) with respect to any Damages pursuant to the indemnification obligations of the Seller under this Article 11. Subject to the provisions of this Article 11, the Escrow Agent shall hold the Escrow Amount until 11:59 p.m. local time on the date (the “Escrow Release Date”) that is 12 months after the Closing and the Adjustment Escrow Amount until 11:59 p.m. local time on the date (the “Adjustment Escrow Release Date”) that is one hundred (100) days after the Closing. Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the distribution of the Escrow Fund to Seller in accordance with Section 11.1 except that Seller shall be entitled to assign its rights to the Escrow Fund by will, by the laws of intestacy or by other operation of law.

11.3 Subject to terms further elaborated under the Escrow Agreement: within 24 hours following the Escrow Release Date, the Escrow Agent will distribute to Seller the Escrow Amount less that portion of the Escrow Amount that is subject to any unsatisfied or disputed claims for indemnification specified in any Notice of Claim delivered to the Seller on or prior to the Escrow Release Date in accordance with this Article 11. Any portion of the Escrow Amount held by the Escrow Agent following the Escrow Release Date shall be distributed thereafter pursuant to and in accordance with the terms of the Escrow Agreement.

11.4 Survival of Representations and Warranties. If the Share Purchase is consummated, the representations and warranties of the Company and Seller contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the parties to this Agreement, for a period of 24 months following the Closing Date, except for the representation and warranties set forth in Section 3.8 (Intellectual Property) which shall survive the Closing for a period of 36 months following the Closing Date, and except for the representation and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Subsidiaries), Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization of the Company), Section 3.5 (No Conflict), Section 3.6 (Taxes), Section 3.10 (Organization; Power and Capacity), Section 3.11 (Enforceability; Noncontravention), Section 3.12 (Title to Shares), Section 3.13 (Litigation), and Section 3.14 (Solvency) (“Fundamental Representation(s)”), which shall survive the Closing and continue in full force and effect until the end of the statute of limitations under Israeli Law following the Closing Date. The parties hereby agree that this Article shall constitute a separate agreement for the requirements of Section 19 of the Israeli Statue of Limitation, 1958;

Notwithstanding the foregoing, such expiration shall not affect the rights of any Acquiror Indemnified Person under Article 11 or otherwise to seek recovery of Damages arising out of any fraud, intentional misrepresentation or willful misconduct by or on behalf of the Seller and/or the Company. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 11.4, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved provided however, that in the event such written notice is not followed by a legal suit, within a period of 45 days following the end of the applicable survival period, then the applicable representation or warranty in respect of which indemnity is sought under this Article 11, and the indemnity with respect thereto, shall expire in accordance with the applicable survival period set forth under this Section 11.4.

11.5 If the Share Purchase is consummated, upon Closing the representations and warranties of Acquirors contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Closing (other than those which by nature or context should survive the Closing). If the Share Purchase is consummated, all covenants of the parties (including the covenants set forth in Article 5 and Article 6) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing (such as and without limitations, covenants with respect to the Supply Agreement and Warrant which shall remain in effect pursuant to their terms); provided that no right to indemnification pursuant to Article 11 in respect of any claim based upon any breach of a covenant that is set forth in a Notice of Claim delivered prior to the expiration of the Claims Period with respect to such covenant shall be affected by the expiration of such covenant.

11.6 Agreement to Indemnify. Subject to the terms and conditions of this Article 11, Seller shall indemnify and hold harmless each Acquiror and its respective directors, employees, agents, representatives, stockholders and subsidiaries, and each Person, if any, who controls or may control Acquiror or any of its subsidiaries (each hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all direct damages, losses, reductions or diminutions in value, costs, penalties, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (including such fees and costs incurred in connection with enforcing the provisions of this Article 11, but excluding indirect or consequential damages, or loss of profits)) (hereinafter collectively referred to as “Damages”), arising from claims, assertions of liability, assessments, taxes, or actual or threatened Actions directly arising out of, resulting from or in connection with the following:

(a)  any breach of any representation or warranty made by the Company or Seller in this Agreement, the Disclosure Letter, the certificate issued pursuant to Section 9.9(b), any Company Ancillary Agreement or any exhibit or schedule to this Agreement to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates.

(b)  any failure of any certification, representation or warranty made by the Company or Seller in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, and disregarding any disclosure in the Disclosure Letter, any liability with respect to violation of Dassault Systems Solidworks Corporation’s copyrights;

(c)  any breach of or default in connection with any of the covenants or agreements made by the Company or the Seller in this Agreement, the Disclosure Letter, any Company Ancillary Agreement or any exhibit or schedule to this Agreement;

(d)  the unpaid Transaction Expenses, (B) any Closing Net Working Capital Shortfall and (C) any Company Debt as of the Closing Date; in each case if and to the extent not included in the Company Net Working Capital.

(e)  any inaccuracy in the Spreadsheet or the Company Closing Financial Certificate not settled according to Section 7.3 to this Agreement.

(f) any fraud, intentional misrepresentation or willful misconduct or breach by or on behalf of the Company or the Seller (“Fraud”);

(g)  disregarding any disclosure in the Disclosure Letter, (A) any Taxes with respect to any pre-Closing Tax period, (B) any failure of any representation or warranty made by Company and/or Seller in Section 3.6 (Taxes) to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date, (C) any Tax liability in connection with any payment or deemed payment made by Company in connection with the transactions contemplated by this Agreement;

(h)  any claims by (i) any then-current or former holder or alleged then-current or former holder of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with (A) the Transactions or this Agreement, including the allocation of the Total Consideration or any portion thereof, or (B) such Person’s status or alleged status as a holder of equity interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (ii) any Person to the effect that such Person is entitled to any equity interest of Acquiror or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet or (iii) any Person with respect to any plan, policy or Contract providing for compensation to any Person in the form of equity interests.

11.7 Limitations.

Notwithstanding anything to the contrary contained herein or under any applicable law:

(a)  No Acquiror Indemnified Person may recover any amounts in respect of any claim for indemnification that is made pursuant to this Agreement and does not involve: (i) a Fundamental Representation or (ii) Fraud, (iii) Pre-Closing Taxes, (iv) any matter for which specific indemnification is available to an Acquiror Indemnified Person, unless and until the aggregate amount of Damages that may be claimed exceeds US $50,000 (the “Threshold”), and once the Threshold has been reached, the Acquiror Indemnified Person may make claims for indemnification and may receive amounts for all Damages (including the amount of the Threshold) pursuant to the terms herein.

(b)  The total and aggregate indemnification under this Agreement and applicable law shall be limited to (A) the aggregate amount of cash the Seller actually received pursuant to Section 2.2 hereof with respect to (i) breaches of the Fundamental Representations; (ii) breaches of the Company’s and/or Seller’s covenants under this Agreement, and (B) an aggregate amount of A$1,500,000 for breach of the representation and warranties set forth in Section 3.8 (Intellectual Property), otherwise the total and aggregate indemnification under this Agreement and/or applicable law shall be limited to the aggregate amount A $900,000. In the case of Fraud, such Liability for Damages shall be unlimited with respect to Seller. Nothing shall prevent or restrict the Acquiror Indemnified Person from seeking (A) injunctive or other equitable relief to enjoin the breach, or threatened breach, of any provision of this Agreement or any Transaction Document, (B) specific performance of the provisions of this Agreement or any Transaction Document, and (C) declaratory relief with respect to this Agreement or any Transaction Document. In any event and notwithstanding anything to the contrary herein or under any applicable law or agreement, will the aggregate liability of the Seller under this Agreement exceed the aggregate amount of cash the Seller actually received pursuant to Section 2.2 hereof.

(c)  Damages shall be calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums), it being understood that Acquiror Indemnified Person shall be obligated to take reasonable actions to reduce damages seek recovery under any insurance policies with respect to any particular Damages and the failure of an Acquiror Indemnified Person to seek recovery under any insurance policies shall not in any way affect or modify such Acquiror Indemnified Person’s rights under this Article 11.

(d)  In determining the existence or amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date or the breach of or default in connection with any covenant or agreement, any knowledge materiality or Material Adverse Change standard or qualification, or standard or qualification that a matter be or not be “reasonably expected” or “reasonably likely” to occur, contained in or otherwise applicable to such representation, warrant, covenant or agreement shall be disregarded; provided that such standard or qualification shall not be disregarded for the purposes of the initial determination of whether there was a failure of such representation or warranty to be true and correct, or a breach of or default in connection with any covenant or agreement, as aforesaid.

(e)  Notwithstanding anything to the contrary herein, (i) Seller will not have any right of indemnification, contribution or right of advancement from Acquiror, the Company or any other Acquiror Indemnified Person with respect to any Damages claimed by any Acquiror Indemnified Person, the rights and remedies of the Acquiror Indemnified Persons after the Closing shall not be limited by any investigation made, disclosure received, or knowledge obtained, by or on behalf of any Acquiror Indemnified Person prior to the Closing regarding any failure, breach or other event or circumstance or (B) any waiver of any condition to the Closing related thereto and (iii) if an Acquiror Indemnified Person’s claim under this Article 11 may be properly characterized in multiple ways in accordance with this Article 11 such that such claim may or may not be subject to different caps and other limitations depending on such characterization, then such Acquiror Indemnified Person shall have the right to characterize such indemnifiable matter in a manner that maximizes the recovery permitted in accordance with this Article 11.

11.8 Notice of Claim.

(a)  As used herein, the term “Claim” means a claim for indemnification of Acquiror or any other Acquiror Indemnified Person for Damages under this Article 11. Acquirer Representative may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Acquiror Indemnified Person, and Acquirer Representative shall give written notice of a Claim executed by an officer of Acquiror (a “Notice of Claim”) to the Seller (with a copy to the Escrow Agent) promptly after Acquirer Representative becomes aware of the existence of any actual claim by an Acquiror Indemnified Person for indemnification from Seller under this Article 11, arising from or relating to (i) any matter listed in the foregoing clauses (a)-(g) of Section 11.6 or (ii) the assertion, whether orally or in writing, against Acquiror or any other Acquiror Indemnified Person of a tax, claim, demand or Action brought by a third party against Acquiror or such other Acquiror Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter listed in the foregoing clauses (a)-(g) of Section 11.6.

(b)  The period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Fund shall commence at the Closing and terminate at 11:59 p.m. Israel Time on the 12-month anniversary of the Closing Date (the “Escrow Period”). The Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with representation and warranties shall commence at the Closing and terminate at 11:59 p.m. Israel Time on the date that is 24 months following the Closing Date, provided, however, that in connection with (i) representation and warranties set forth in Section 3.8 (Intellectual Property), shall commence at the Closing and terminate at 11:59 p.m. Israel Time on the date that is 36 months following the Closing Date and in connection with (ii) Fundamental Representation(s), shall commence at the Closing and terminate at 11:59 p.m. Israel Time on the date that is the end of the statute of limitations under Israeli Law following the Closing Date and (ii) Fraud shall be unlimited.

(c)  Each Notice of Claim by Acquirer Representative shall contain the following information:

(i) that Acquiror or another Acquiror Indemnified Person has directly incurred, paid, sustained, reserved or accrued, or in good faith believes that it may directly incur, pay, sustain, reserve or accrue, Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquiror, which could give rise to Indemnifiable Damages);

(ii) to the extent reasonably practicable, a non-binding, preliminary estimate of the amount of such Damages (which amount may be the amount of damages claimed by a third party in an action brought against any Acquiror Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Acquiror Indemnified Person under this Article 11); and

(iii) a brief description, in reasonable detail (based on the information then possessed by Acquiror), of the facts, circumstances or events giving rise to such Damages based on Acquiror’s good faith belief thereof, including (x) the basis for such anticipated liability and the nature of the breach to which such Damages are related and (y) the identity of any third-party claimant (to the extent reasonably available to Acquiror) and (z) all the documents reasonably required relating to or supporting the claim;

provided that the Notice of Claim (i) need only specify such information to the knowledge of such officer of Acquiror and the Acquirer Representative as of the date thereof, (ii) shall not limit any of the rights or remedies of any Acquiror Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Notice of Claim, and (iii) may be updated and amended from time to time by Acquirer Representative by delivering an updated or amended Notice of Claim, so long as the delivery of the original Notice of Claim is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Notice of Claim; provided, further, that all Claims for Damages properly set forth in the original Notice of Claim or any update or amendment thereto shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period provided however, that in the event such Notice of Claim is not followed by a legal suit, within a period of 45 days following the end of the applicable survival period, then the applicable representation or warranty in respect of which indemnity is sought under this Article 11, and the indemnity with respect thereto, shall expire and be of no further force and effect.

(d)  No delay on the part of Acquirer Representative in giving the Seller a Notice of Claim (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) shall relieve the Seller from any of their respective obligations under this Article 11 unless (and then only to the extent that) the Seller is materially prejudiced thereby in terms of the amount of Damages the Seller is obligated to indemnify the Acquiror Indemnified Persons for.

(e)  As soon as reasonably practicable following the expiration of the Escrow Period, but in no event later than five (5) Business Days thereafter, Acquirors Representative shall instruct the Escrow Agent to release the Escrow Fund and send to the Seller the Escrow Fund less that portion of the Escrow Fund that is necessary to satisfy all unsatisfied, pending or unresolved claims for indemnification specified in any Notice of Claim and any amount previously paid to, or requested in writing to be held by, the Seller in satisfaction of reimbursable costs and expenses incurred by, or expected to be incurred by in connection with unsatisfied, pending and unresolved Claims, the Seller. Any portion of the Escrow Fund held as a result of unsatisfied, pending or unresolved claims shall be released to the Seller or forfeited to Acquiror, as appropriate, as soon as reasonably practicable following resolution of all such unsatisfied, pending or unresolved Claims in accordance with the terms of this Article 11.

(f) No portion of the Escrow Fund or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Acquiror or Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Acquiror or Seller, prior to the delivery of such portion of the Escrow Fund, respectively, to Acquiror or Seller in accordance with this Agreement, except that Seller shall be entitled to assign its rights to such portion of the Escrow Fund by will or the laws of intestacy.

11.9 Defense of Third-Party Claims.

(a)  Acquirer Representative shall determine and conduct the investigation, defense and the settlement, adjustment or compromise of any Third-Party Claim, provided, however, that if the Acquirer Representative settles, adjusts, compromises or consents to any Third-Party Claim without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed), then such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Acquiror Indemnified Person in connection with such claim or proceeding (it being understood that if the Acquirer Representative requests that the Seller consents to a settlement, adjustment or compromise, the Seller shall not unreasonably withhold or delay such consent) and (ii) any amount of such settlement in excess of amounts consented to by the Seller shall be deemed a contested amount, and thereafter any such contested amounts shall constitute Damages subject to indemnification hereunder solely to the extent it is ultimately determined that such contested amounts arose out of, resulted from or was in connection with a matter listed in Section 11.6 and shall be included in the Damages for which Acquiror may seek indemnification pursuant to a Claim made by any Acquiror Indemnified Person hereunder and such costs and expenses shall constitute Damages subject to indemnification under Section 11.6 provided it is ultimately determined by a competent court that the Third-Party Claim itself is indemnifiable under Section 11.6.

(b)  The Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim (subject to execution by the Seller of Acquirer Representative’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information) and in its sole discretion and cost to participate in the defense of the Third-Party Claim.

(c)  No settlement, adjustment or compromise of any such Third-Party Claim with any third party claimant shall be determinative of the amount of Damages relating to such matter, except with the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given if (i) the Seller unreasonably withholds its consent or (ii) the Seller has not objected within fifteen (15) days after a written request for such consent by the Acquirer Representative.

11.10 Resolution of Notice of Claim. Each Notice of Claim given by Acquirer Representative shall be resolved as follows:

(a)  Uncontested Claims. If, within thirty (30) days after a Notice of Claim is received by the Seller, the Seller does not contest such Notice of Claim in writing to Acquirer Representative as provided in Section 11.9(b), the Seller shall be conclusively deemed to have consented, to the recovery by the Acquiror Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 11, including the forfeiture of Escrow Fund, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Seller for such amount in any court having jurisdiction over the matter where venue is proper.

(b)  Contested Claims. If the Seller gives Acquirer Representative written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the twenty (20) day period specified in Section 11.9(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquirer Representative and the Seller (a copy of which shall be furnished to the Escrow Agent and applicable Acquiror) or (ii) in the absence of such a written settlement agreement within sixty (60) days following receipt by Acquirer Representative of the written notice from the Seller, by binding litigation between Acquirer Representative and the Seller in accordance with the terms and provisions of Section 11.9(c).

(c)  Litigation of Contested Claims. Either Acquirer Representative or the Seller may resolve the Contested Claim in accordance with Section 12.1 of this Agreement. The Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. The non-prevailing party shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

11.11 Treatment of Indemnification Payments. The Seller and Acquiror agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 11 as adjustments to the Total Consideration for all tax purposes, to the maximum extent permitted by Applicable Law.

11.12 Acquiror Representative. The Company and the Seller shall be deemed to have consented to the appointment of Pure as the Acquirer’s Representative (the “Acquirer’s Representative”), as the attorney-in-fact for and on behalf of each such party, and the taking by the Acquirer’s Representative of any and all actions and the making of any decisions required or permitted to be taken by the Acquirer’s Representative under this Agreement, including the exercise of the power to take all actions necessary in the sole and absolute judgment of the Acquirer’s Representative for the accomplishment of all of the other terms, conditions and limitations of this Agreement. Accordingly, the Acquirer’s Representative has authority and power to act on behalf of each such party with respect to this Agreement, the Paying Agent Agreement, the Escrow Agreement, and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement, the Paying Agent Agreement, the Escrow Agreement. Each Acquiror will be bound by all actions taken by the Acquirer’s Representative in connection with this Agreement, the Paying Agent Agreement, the Escrow Agreement. The Acquirer’s Representative will incur no Liability with respect to any action taken or suffered by the Acquirer’s Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Acquirer’s Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except in the event of any liability directly resulting from the Acquirer’s Representative own willful misconduct, gross negligence or bad faith. The appointment of the Acquirer’s Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Acquirer’s Representative as the act of any Acquiror in all matters referred to herein. Each Acquiror, as applicable, hereby ratifies and confirms any action that the Acquirer’s Representative shall do or cause to be done by virtue of such Acquirer’s Representative’s appointment as a representative of such Acquiror. The Acquirer’s Representative shall act for each Acquiror on all matters set forth herein in the manner the Acquirer’s Representative believes to be in the best interest of such Acquirer, but the Acquirer’s Representative shall not be responsible to any Acquiror for any loss or damage any Acquiror may suffer in connection with the Acquirer’s Representative services pursuant to this Agreement, the Escrow Agreement, or the Paying Agent Agreement, other than loss, liability or damage resulting from the Acquirer’s Representative willful misconduct, gross negligence or bad faith.

ARTICLE 12
Miscellaneous

12.1 Governing Law; Jurisdiction. The Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The competent courts of the District of Tel Aviv, Israel shall have exclusive jurisdiction to hear all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

12.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror provided that such assignment shall not relieve the Acquiror of any of its obligations hereunder. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

12.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction.

12.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only in writing signed by Acquirers Representative and the Seller. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after adoption of this Agreement by the Seller, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Seller without obtaining such further approval. At any time prior to the Closing, each of Seller, Company and Acquirer Representative, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7 Expenses. Except as otherwise provided herein, whether or not the Share Purchase is successfully consummated, each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Share Purchase and the other Transactions.

12.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, e-mail or sent by nationally recognized overnight courier service. Such notices and other communications shall be effective upon receipt, (or in case of delivery by email, upon transmission, unless sent during a day which is not a business day, in which case, it shall be deemed to have been duly given upon the first Business Day following transmission), if hand delivered or sent by facsimile, and one Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.8:

If to Acquirors:

to Acquirers Representative:

L.I.A Pure Capital Ltd.

Attention: Orly Aaronson

e-mail: Orly@shreminvest.com

with a copy (which shall not constitute notice) to:

Shibolet & Co., Law Offices

4 Berkowitz St.

Tel Aviv, Israel

e-mail: a.dozetas@shibolet.com

Attention: Adam Dozetas, Adv.

If to the Company:

ParaZero Technologies Ltd.

30 Dov Hoz St.

Kiryat Ono, Israel

e-mail: contact@parazero.com

Attention: Boaz Shetzer

with a copy (which shall not constitute notice) to:

Shibolet & Co., Law Offices

4 Berkowitz St.

Tel Aviv, Israel

Email: o.manor@shibolet.com

Attention: Ofer Manor, Adv.

If to the Seller:

Delta Drone International Ltd.

Level 27, 101 Collins Street,

Melbourne VIC 3000

e-mail: stephen.buckley@dlti.com.au

Attention: Stephen Buckley

with a copy (which shall not constitute notice) to:

Shibolet & Co., Law Offices

4 Berkowitz St.

Tel Aviv, Israel

Email: o.manor@shibolet.com

Attention: Ofer Manor, Adv.

12.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include,” “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and corresponding syntactical variant expressions. The phrases “delivered,” “provided,” “made available” and phrases of similar import mean, with respect to any statement in Article 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided” or “made available” to Acquiror, its legal counsel or its other representatives, that such information, document or material was: (a) sent in electronic or physical format until no later than 5:00 p.m. Israel Time on the date three (3) Business Days prior to the Agreement Date. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an Entity shall be deemed to include all direct and indirect subsidiaries of such Entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.10   Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, consultant, contractor, Affiliate, shareholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Article 11 is intended to benefit the Acquiror Indemnified Persons.

12.11   Public Announcement. Upon execution of this Agreement, Acquirer Representative, Company and Seller may mutually decide to issue a press release announcing the proposed Share Purchase. The parties will coordinate the wording of such press release, it being understood that the ultimate content of such press release will be determined mutually. Prior to the publication of such initial press release, no party to this Agreement shall make any public announcement relating to this Agreement or the Transactions (except as may be required by law, including with respect to the Seller under the ASX Rules and with respect to any Acquiror under the NASDAQ rules and/or as required under the rules or provisions of any listing agreement with any national securities exchange or stock market, provided that any such publications or announcements by the Parties shall be coordinated and preapproved in writing by the Seller and Acquirer’s Representative, which shall not be unreasonably withheld and taking into consideration legal filing reports of the each Party).

12.12   Confidentiality. The Company and each Acquiror confirms that they have entered into the NDA and to the extent they have not signed the NDA, they are each bound by, and shall abide by, the provisions of such NDA; provided that Acquiror shall not be bound by such NDA after the Closing. If this Agreement is terminated, the NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDA. The existence and terms of this Agreement, the Company Ancillary Agreements and the documents and instruments contemplated hereby and thereby, and the Transactions, shall constitute “Confidential Information” under such NDA.

12.13   Legal Representation. The parties hereby consent to Shibolet & Co (“Shibolet”) drafting this Agreement and the ancillary documents hereto on their behalf as trusted legal counsel with respect to the transaction contemplated hereby and on other matters. Each Party recognizes the inherent conflict of interest in such dual representation and hereby waive any claim against the other Party or against Shibolet based upon such dual representation.

12.14   Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Pages Follow.]

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

L.I.A. Pure Capital Ltd

By:	/s/ Kfir Silberman
Name:	Kfir Silberman
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Buffalo Investments Ltd.

By:	/s/ Nir Reinhold
Name:	Nir Reinhold
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TOMER SINGER

By:	/s/ Tomer Singer
Name:	Tomer Singer
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

MONI SAAT

By:	/s/ Moni Saat
Name:	Moni Saat
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

LIRON CARMEL

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ARIEL DOR A.D. INVESTMENTS LTD.

By:	/s/ Ariel Dor
Name:	Ariel Dor
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

DROR ATZMON

By:	/s/ Dror Atzmon
Name:
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Capitalink Ltd.

By:	/s/ Lavi Krasney
Name:	Lavi Krasney
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

AMIR UZIEL ECONOMIC CONSULTANT LTD.

By:	/s/ Amir Uziel
Name:	Amir Uziel
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

YORAM BAUMAN

By:	/s/ Yoram Bauman
Name:	Yoram Bauman
Title:	Mr.

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

WEISS AMITAY

By:	/s/ Amitay Weiss
Name:
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

LAGZIEL HAI COMPANY

By:	/s/ Hai Lagziel
Name:
Title:	Director

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ZEEV ZIMBLER

By:	/s/ Zeev Zimbler
Name:	Zeev Zimbler
Title:	Mr.

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

OMER SELINGER

By:	/s/ Omer Selinger
Name:	Omer Selinger
Title:	Mr.

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

YARON DAVID

By:	/s/ Yaron David
Name:	Yaron David
Title:	Mr

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SHIRAN SHMUEL KAUFMAN

By:	/s/ Shiran Shmuel Kaufman
Name:	Shiran Shmuel Kaufman
Title:	Mr.

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Roy Borochov

By:	/s/ Roy Borochov
Name:	Roy Borochov
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BOAZ SHETZER

By:	/s/ Boaz Shetzer
Name:	Boaz Shetzer
Title:	ID 036392355

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SHOMRONI JOSSEPH

By:	/s/ Somroni Josseph
Name:	Somroni Josseph
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Yoresh Capital Ltd.

By:	/s/ Eli Yoresh
Name:	Eli Yoresh
Title:	Director

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Attribute ltd.

By:	/s/ Itschak Shrem
Name:	Itschak Shrem
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

RON YAIR PELED

By:	/s/ Ron Yair Peled
Name:
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ELYAHU CHAIM ZAMIR

By:	/s/ Elyahu Chaim Zamir
Name:
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

RONI MENASHE

By:	/s/ Roni Menashe
Name:
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Tamarid Ltd.

By:	/s/ Sagie Mali
Name:	Sagie Mali
Title:	Director

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

RACHEL MENASHE

By:	/s/ Rachel Menashe
Name:
Title:

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Avdinco Ltd.

By:	/s/ Sagie Mali
Name:	Sagie Mali
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Medigus Ltd.

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	CEO

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Company

By:	/s/ Eden Attias
Name:	Eden Attias
Title:	Director

IN WITNESS WHEREOF, Acquiror, Company and the Seller have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Seller

EXECUTED by Delta Drone International Ltd	)
(ACN 618 678 701) in accordance with section	)
127(1) of the Corporations Act 2001)

)

/s/ Eden Attias		/s/ Christopher Clark
Signature of Director		Signature of Director

Eden Attias		Christopher Clark
Name of Director		Name of Director

Exhibit A

List of Acquirers; Acquirers Allocation Table

Name of Acquiror	AUD	Holding %	# of Shares
Medigus Ltd.	$2,234,583	40.35%	674,363
Avdinco Ltd.	$421,842.24	7.62%	127,305
Tamarid Ltd.	$421,842.24	7.62%	127,305
Capitalink Ltd.	$272,847.56	4.93%	82,341
Attribute Ltd.	$146,238.64	2.64%	44,132
Yoresh Capital Ltd.	$146,238.64	2.64%	44,132
Boaz Shetzer	$56,245.63	1.02%	16,974
Roy Borochov	$56,245.63	1.02%	16,974
Shiran Shmuel Kaufman	$11,249.13	0.20%	3,395
Yaron David	$11,249.13	0.20%	3,395
Omer Selinger	$16,873.69	0.30%	5,092
Zeev Zimbler	$22,498.25	0.41%	6,790
Lagziel Hai Company	$11,249.13	0.20%	3,395
Roni Menashe	$56,245.63	1.02%	16,974
Rachel Menashe	$56,245.63	1.02%	16,974
Weiss Amitay	$112,491.26	2.03%	33,948
Eli Zamir	$56,245.07	1.02%	16,974
Ron Peled	$56,245.07	1.02%	16,974
Liron Carmel	$44,996.51	0.81%	13,579
Ariel Dor A.D Investments Ltd.	$112,491.26	2.03%	33,948
Dror Atzmon	$269,979.03	4.88%	81,475
Yoram Baumann	$168,736.89	3.05%	50,922
Shomroni Josseph	$154,675.49	2.79%	46,679
Moni Saat	$154,675.49	2.79%	46,679
Tomer Singer	$112,491.26	2.03%	33,948
L.I.A. Pure Capital Ltd.	$168,736.89	3.05%	50,922
Buffalo Investments Ltd.	$134,541	2.43%	40,602
Amir Uziel Economic Consultant Ltd.	$50,000	0.90%	15,089